Filed Pursuant to Rule 424(b)(3)
Registration No. 333-174733
PROSPECTUS

Offer to Exchange
$675,000,000 Outstanding 8 5/8% Senior Secured Notes due 2018
for $675,000,000 Registered 8 5/8% Senior Secured Notes due 2018

On January 25, 2011, we issued $675.0 million aggregate principal amount of restricted 8 5/8% senior secured notes due 2018 in a private placement exempt from the registration requirements under the Securities Act of 1933, or the Securities Act, which we refer to as the old notes.

The exchange offer:

•	We are offering to exchange a new issue of 8 5/8% senior secured notes due 2018, which we refer to as the new notes, for our outstanding old notes. We sometimes refer to the old notes and the new notes in this prospectus together as the notes.

•	Our offer to exchange old notes for new notes will be open until 5:00 p.m., New York City time, on September 13, 2011, unless extended.

•	The exchange offer is subject to certain conditions, including that the exchange offer does not violate any law or applicable interpretation of any law by the staff of the Securities and Exchange Commission, or SEC.

•	You may withdraw your tender of old notes at any time before the exchange offer expires.

•	We will not receive any cash proceeds from the exchange offer.

•	We do not intend to list the new notes on any national securities exchange or seek approval through any automated quotation system, and no active market currently exists for the old notes or is anticipated for the new notes.

The new notes:

•	The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act, and will not be subject to the restrictions on transfer or related provisions relating to additional interest applicable to the old notes.

•	Interest on the new notes will accrue at a rate of 8 5/8% per year, payable on February 1 and August 1 of each year, beginning on February 1, 2012.

•	On the issue date, the new notes will not have the benefit of any guarantees from our subsidiaries.

•	The new notes will be our senior secured obligations, will rank equally in right of payment with all of our existing and future senior obligations, and will rank senior to all of our existing and future indebtedness that is expressly subordinated to the new notes.

•	The new notes will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

Each broker-dealer that receives new notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the date the registration statement becomes effective, we will provide copies of this prospectus to broker-dealers upon request for use in connection with any such resale. See “Plan of Distribution.”

An investment in the new notes involves risks. You should carefully review the risk factors beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated August 15, 2011.

We have not authorized anyone to give you any information or to make any representations about the exchange offer we discuss in this prospectus other than those contained in this prospectus. If you are given any information or representation about this matter that is not discussed in this prospectus, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

In determining whether to participate in the exchange offer, investors must rely on their own examination of the issuer and the terms of the new notes and the exchange offer, including the merits and risks involved. The securities offered by this prospectus have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this prospectus. Any representation to the contrary is a criminal offense. Except as otherwise indicated, this prospectus speaks as of the date of this prospectus.

This prospectus incorporates important business information about us that is not included in or delivered with this prospectus but that is contained in documents that we file with the SEC. You may obtain copies of these documents that are incorporated by reference into this prospectus, without charge, from the website maintained by the SEC at http://www.sec.gov, as well as other sources. See “Where You Can Find Additional Information” and “Incorporation of Information by Reference.”

You should rely only on the information included in or incorporated by reference into this prospectus. We have not authorized anyone else to provide you with different information. These securities are not being offered in any state where the offer is not permitted. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of those documents.

MARKET AND INDUSTRY DATA

This prospectus and the documents incorporated by reference herein include estimates regarding market and industry data and forecasts based on market research, consultant surveys, publicly available information, industry publications, analyst reports and surveys and our own estimates based on our management’s knowledge of and experience in the markets and industry in which we operate. We believe these estimates are reasonable as of the date of this prospectus. However, we have not independently verified any of the data from third-party sources and have not ascertained the underlying economic assumptions relied upon therein. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus.

CERTAIN TERMS USED IN THIS PROSPECTUS

Unless otherwise indicated or required by the context, the terms (1) “Exide Technologies” and the “Issuer” refer to Exide Technologies, the issuer of the notes (but not any of its subsidiaries), (2) “Exide,” “we,” “our,” “us,” and the “Company” refer to Exide Technologies and all of its subsidiaries, and (3) “Exide C.V.” refers to Exide Global Holdings Netherlands C.V., our wholly owned European subsidiary.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

In connection with the exchange offer, we have filed with the SEC a registration statement on Form S-4 under the Securities Act relating to the new notes to be issued in the exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offer, you should refer to the registration statement, including its exhibits.

You may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the Internet at the SEC’s website at www.sec.gov. The SEC’s website is included in this prospectus as an inactive textual reference only. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offer’s registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address or telephone number:

Exide Technologies
13000 Deerfield Parkway, Building 200
Milton, Georgia 30004
Attention: General Counsel
Telephone: (678) 566-9000

INCORPORATION OF INFORMATION BY REFERENCE

We are incorporating by reference the information contained in documents that we have filed with the SEC, which means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we subsequently file with the SEC will automatically update and supersede information in this prospectus and in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of the initial registration statement and prior to effectiveness of the registration statement, and prior to the termination of the offering under this prospectus.

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We incorporate by reference in this prospectus the following documents or information filed by us with the SEC (other than, in each case, documents or information (or portions thereof) deemed to have been furnished and not filed in accordance with SEC rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended March 31, 2011 and filed with the SEC on June 1, 2011;

•	Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, filed with the SEC on August 4, 2011;

•	Definitive Proxy Statement on Schedule 14A filed with the SEC on July 28, 2011, but only to the extent that such Proxy Statement was incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended March 31, 2011, filed with the SEC on June 1, 2011; and

•	Current Report on Form 8-K filed on April 4, 2011.

We will provide to you a copy of any or all of the above filings that have been incorporated by reference into this prospectus, excluding exhibits to those filings, upon your request, at no cost. Any request may be made by writing or calling us at the following address or telephone number:

Exide Technologies
13000 Deerfield Parkway, Building 200
Milton, Georgia 30004
Attention: General Counsel
Telephone: (678) 566-9000

To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than Friday, September 2, 2011. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. See “The Exchange Offer” for more detailed information.

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PROSPECTUS SUMMARY

This summary does not contain all of the information that may be important to you. You should carefully read this prospectus and the documents incorporated by reference herein before making an investment decision. In particular, you should read the section titled “Risk Factors” and our audited consolidated financial statements and unaudited interim consolidated financial statements and the related notes thereto included elsewhere in this prospectus or incorporated by reference herein.

Our Company

We are a global leader in stored electrical energy solutions, and one of the largest manufacturers and suppliers of lead-acid batteries for transportation and industrial applications in the world. We report our financial results through four principal business segments: Transportation Americas; Transportation Europe and Rest of World, or ROW; Industrial Energy Americas; and Industrial Energy Europe and ROW. The market for transportation batteries is divided between sales to original-equipment customers and aftermarket automotive manufacturers. Our industrial energy segments supply both motive power and network power applications. Our leading brands include Absolyte, Centra, DETA, Exide, Exide Extreme, Exide NASCAR Select, Fulmen, Orbital, Sonnenschein, and Tudor.

We are a Delaware corporation organized in 1966 to succeed to the business of a New Jersey corporation founded in 1888. Our principal executive offices are located at 13000 Deerfield Parkway, Building 200, Milton, Georgia 30004. Our phone number is (678) 566-9000.

Summary of the Terms of the Exchange Offer

The following summary describes the principal terms of the exchange offer, but is not intended to be complete. See the information under the heading “The Exchange Offer” in this prospectus for a more detailed description of the terms and conditions of the exchange offer. On January 25, 2011, we completed an offering of $675,000,000 aggregate principal amount of the old notes. The offering of the old notes was made only to qualified institutional buyers under Rule 144A and to persons outside the United States under Regulation S and, accordingly, was exempt from registration under the Securities Act.

New Notes offered	Up to $675,000,000 aggregate principal amount of new 8 5/8% senior secured notes due February 1, 2018, registered under the Securities Act.

The terms of the new notes offered in the exchange offer are substantially identical to the terms of the old notes, except that the new notes will be registered under the Securities Act and will not be subject to the restrictions on transfer or related provisions relating to additional interest applicable to the old notes. The new notes will bear a different CUSIP or ISIN number from the old notes and will not entitle their holders to registration rights.

The exchange offer	To exchange your old notes for new notes, you must properly tender them before the exchange offer expires. We will exchange all old notes that are validly tendered and not validly withdrawn. We will issue the new notes promptly after the exchange offer expires. See “The Exchange Offer — Terms of the Exchange Offer — Procedures for Tendering.”

Resale of the new notes	We believe the new notes that will be issued in the exchange offer may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. See “The Exchange Offer.”

Registration Rights Agreement	We have undertaken the exchange offer pursuant to the terms of the registration rights agreement, or the registration rights agreement, entered into with the initial purchasers of the old notes in connection with the offer and sale of the old notes. See “The Exchange Offer.”

Consequences of failure to exchange the old notes	You will continue to hold old notes, which remain subject to their existing transfer restrictions, if:

• you do not validly tender your old notes; or

• you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the exchange offer. See “The Exchange Offer — Terms of the Exchange Offer” and “The Exchange Offer — Consequences of Failure to Exchange.”

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on September 13, 2011, or the expiration date, unless we extend it, in which case expiration date means the latest date and time to which the exchange offer is extended.

Interest on the new notes	The new notes will accrue interest from the most recent date to which interest has been paid or provided for on the old notes or, if no interest has been paid on the old notes, from the date of original issue of the old notes.

Conditions to the exchange offer	The exchange offer is subject to several customary conditions. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction. The foregoing conditions are for our sole benefit and may be waived by us. In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes if:

• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or

• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the notes under the Trust Indenture Act of 1939.

See “The Exchange Offer — Terms of the Exchange Offer — Conditions.” We reserve the right to terminate or amend the exchange offer at any time prior to the expiration date upon the occurrence of any of the foregoing events.

Procedures for tendering old notes	If you wish to accept the exchange offer, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See “The Exchange Offer — Terms of the Exchange Offer — Procedures for Tendering,” “The Exchange Offer — Terms of the Exchange Offer — Book Entry Transfer” and “The Exchange Offer — Terms of the Exchange Offer — Guaranteed Delivery Procedures.”

Guaranteed delivery procedures	If you wish to tender your old notes, but cannot properly do so prior to the expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in “The Exchange Offer — Terms of the Exchange Offer — Guaranteed Delivery Procedures.”

Withdrawal rights	Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in “The Exchange Offer — Terms of the Exchange Offer — Exchange Agent” prior to 5:00 p.m. on the expiration date.

Acceptance of old notes and delivery of new notes	Except in some circumstances, any and all old notes that are validly tendered in the exchange offer prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange.

The new notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See “The Exchange Offer — Terms of the Exchange Offer — Acceptance of Old Notes for Exchange; Delivery of New Notes.”

Certain U.S. federal tax consequences	We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Exchange agent	Wells Fargo Bank, National Association, is serving as the exchange agent.

The New Notes

The terms of the new notes offered in the exchange offer are identical in all material respects to the terms of the old notes, except that the new notes will:

•	be registered under the Securities Act and therefore will not be subject to restrictions on transfer;

•	not be subject to provisions relating to additional interest applicable to the old notes;

•	bear a different CUSIP or ISIN number from the old notes;

•	not entitle their holders to registration rights; and

•	be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.

Issuer	Exide Technologies

New Notes	$675,000,000 aggregate principal amount of 8 5/8% senior secured notes due 2018.

Maturity Date	The new notes will mature on February 1, 2018.

Interest	Interest on the new notes will accrue at a rate of 8 5/8% per annum, payable semi-annually in arrears on February 1 and August 1, beginning February 1, 2012, or from the most recent interest payment date on which we paid or provided for interest on the old notes.

Guarantees	On the issue date, the new notes will not have the benefit of any guarantees by our subsidiaries. Subject to certain conditions, the new notes may be guaranteed in the future by certain of the Issuer’s future material domestic subsidiaries.

Ranking	The new notes will be the Issuer’s senior secured obligations and:

• will rank equally in right of payment with all of the Issuer’s existing and future indebtedness that is not, by its terms, expressly subordinated in right of payment to the new notes;

• will rank senior in right of payment to all of the Issuer’s existing and future indebtedness that is, by its terms, expressly subordinated in right of payment to the new notes;

• will be effectively senior in right of payment to all of the Issuer’s existing and future indebtedness that is either (i) unsecured, or (ii) secured by a junior priority lien on the collateral securing the new notes, in each case, to the extent of the assets comprising the collateral;

• will be effectively subordinated in right of payment to all of the Issuer’s existing and future indebtedness that is either secured by assets that are not part of the collateral securing the new notes or secured by a prior lien on the collateral securing the new notes (including, without limitation, the Issuer’s existing asset-based revolving credit facility, or our ABL Facility), in each case, to the extent of such assets; and

• will be structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any subsidiary of the Issuer that is not a guarantor of the new notes.

Security	The new notes will be secured, subject to certain exceptions and permitted liens, by (i) a first-priority lien on existing and after-acquired equipment, stock of direct subsidiaries, certain intercompany loans, and certain real property, such collateral collectively referred to as the notes priority collateral, which includes the Issuer’s existing and after-acquired equipment, stock of the Issuer’s direct subsidiaries, certain intercompany loans, certain real property, and substantially all of the Issuer’s other assets that do not secure the ABL facility on a first-priority basis and (ii) a second-priority lien on the assets that secure the ABL Facility, or ABL priority collateral, which includes the Issuer’s assets that secure the ABL facility on a first-priority basis, including the Issuer’s receivables, inventory, intellectual property rights, deposit accounts, tax refunds, certain intercompany loans and certain other related assets and proceeds thereof. The ABL facility is secured by a first-priority lien on the ABL priority collateral and a second-priority lien on the notes priority collateral. See “Description of Notes — Security.” The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral.

Intercreditor Agreement	The collateral agent for the notes and the collateral agent for the ABL facility entered into an intercreditor agreement with respect to the relative priorities of their respective security interests in the assets securing the notes and obligations and related guarantees under the ABL facility, and certain other matters relating to the administration of security interests. See “Description of Notes — Intercreditor Agreement.”

Optional Redemption	On or after February 1, 2015, the Issuer may redeem all or part of the new notes at the redemption prices set forth under “Description of Notes — Redemption — Optional Redemption on and after February 1, 2015.” Prior to February 1, 2015, the Issuer may redeem all or part of the new notes at a redemption price equal to 100% of the principal amount of the new notes to be redeemed, plus accrued and unpaid interest, and a “make-whole” premium. In addition, prior to February 1, 2015, the Issuer may redeem, no more than once in any twelve-month period, up to 10% of the original aggregate principal amount of the new notes at a redemption price equal to 103% of the principal amount of the new notes to be redeemed, plus accrued and unpaid interest.

Prior to February 1, 2014, the Issuer may on one or more occasions redeem up to 35% of the aggregate principal amount of the new notes at a redemption price equal to 108.625% of the principal amount of the new notes to be redeemed, plus accrued and unpaid interest, with the net cash proceeds of certain equity offerings. The Issuer may make such a redemption only if, after such redemption, at least 65% of the aggregate principal amount of the new notes issued under the indenture remains outstanding and the Issuer issues a redemption notice in respect thereof not more than 60 days after the consummation of the equity offering closing.

Change of Control; Asset Sales; Events of Loss	Upon a Change of Control (as described under “Description of Notes — Change of Control”), the Issuer will be required to make an offer to repurchase the new notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase.

If the Issuer, or its restricted subsidiaries, sells certain assets or experiences certain events of loss and does not reinvest the net proceeds in compliance with the indenture, the Issuer will be required to make an offer to use such proceeds to repurchase the new notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of repurchase. See “Description of Notes — Certain Covenants — Limitation on Asset Sales” and “Description of Notes — Certain Covenants — Events of Loss.”

Certain Covenants	The indenture governing the notes restricts the Issuer’s and its restricted subsidiaries’ ability to, among other things:

• incur or guarantee additional indebtedness or issue preferred stock;

• pay dividends on, or make other distributions in respect of, their capital stock;

• purchase or redeem capital stock or subordinated indebtedness;

• make investments;

• create liens or use assets as security;

• enter into agreements restricting such restricted subsidiary’s ability to pay dividends, make loans, or transfer assets to the Issuer or other restricted subsidiaries;

• sell assets, including capital stock of subsidiaries;

• engage in transactions with affiliates; and

• consolidate or merge with or into other companies or transfer all or substantially all of their assets.

These covenants are subject to a number of important qualifications and exceptions. See “Description of Notes — Certain Covenants.”

Use of Proceeds	We will not receive any cash proceeds from the issuance of the new notes. We are making the exchange offer solely to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the old notes at the time we issued and sold the old notes in a private offering. We received net proceeds of approximately $647.5 million, after deducting the initial purchasers’ discount and estimated offering expenses, from the sale of the old notes. We used the net proceeds from that offering:

• to repay outstanding borrowings under our credit facilities existing prior to that offering;

• to fund the tender offer and consent solicitation for any and all of our then-outstanding 10 1/2% senior secured notes due 2013, or our 2013 senior notes, and the redemption by us of all of our 2013 senior notes outstanding after the completion of the tender offer; and

• for ongoing working capital and other general corporate purposes. See “Use of Proceeds.”

Listing	We do not intend to list the new notes on any national securities exchange or seek approval through any automated quotation system, and no active market currently is anticipated for the new notes.

Risk Factors	See “Risk Factors” and the other information included or incorporated in this prospectus for a discussion of factors you should carefully consider before deciding to exchange your old notes for new notes.

RISK FACTORS

Before deciding to participate in the exchange offer, you should consider carefully the risks and uncertainties described below and in Item 1A “Risk Factors” in our annual report on Form 10-K for the year ended March 31, 2011, together with all of the other information included or incorporated by reference in this prospectus, including financial statements and related notes. Any of the following risks could materially adversely affect our business, financial condition, cash flows or results of operations. In that case, you could lose part or all of your investment in the notes.

Risks Related to the Notes

Our substantial indebtedness could materially adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

As of June 30, 2011, we had total indebtedness of approximately $758.4 million outstanding (excluding approximately $57.1 million of outstanding letters of credit) and up to $200.0 million of additional availability under the ABL facility, subject to certain borrowing base calculations and outstanding letters of credit.

Our substantial amount of indebtedness could have important consequences for our company and for holders of the notes. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to our indebtedness, including the notes;

•	limit our ability to borrow additional funds, or to sell assets to raise funds, if needed, for working capital, capital expenditures, acquisitions, or other purposes;

•	increase our vulnerability to adverse economic and industry conditions;

•	require us to dedicate a substantial portion of our cash flow from operations to service our debt, thereby reducing funds available for operations, future business opportunities, or other purposes, such as funding our working capital and capital expenditures;

•	limit our flexibility in planning for, or reacting to, changes in the business and industry in which we operate;

•	limit our ability to service our indebtedness;

•	place us at a competitive disadvantage compared to any less-leveraged competitors; and

•	prevent us from raising the funds necessary to repurchase all notes tendered to us upon the occurrence of certain changes of control, which would constitute a default under the indenture governing the notes.

The occurrence of any one of these events could have a material adverse effect on our business, financial condition, cash flows, or results of operations or our ability to satisfy our obligations under the notes.

Subject to restrictions in the indenture governing the notes and restrictions in the ABL facility, we may incur additional indebtedness or liabilities, which could increase the risks associated with our already substantial indebtedness and reduce the amounts available to pay amounts due with respect to the notes. The terms of the indenture permit us to incur additional debt, including additional secured debt. If we incur any additional indebtedness secured by liens that rank equally with those securing the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution, or other winding-up of us.

Our ability to generate cash depends on many factors beyond our control, and we may not be able to generate the cash required to service our debt.

Our ability to make payments on our indebtedness, including the notes, and to fund our operations will depend on our ability to generate cash in the future. Our historical financial results have been, and our future financial results are expected to be, subject to substantial fluctuations, and will depend upon general economic conditions and financial, competitive, legislative, regulatory, and other factors that are beyond our control. If we are unable to meet our debt service obligations or fund our other liquidity needs, we may need to refinance all or a portion of our debt, including the notes, before maturity, seek additional equity capital, reduce or delay scheduled expansions and capital expenditures, or sell material assets or operations. We cannot assure you that we will be able to pay our debt or refinance it on commercially reasonable terms, or at all, or to fund our liquidity needs.

If for any reason we are unable to meet our debt service obligations, we would be in default under the terms of the agreements governing our outstanding debt. If such a default were to occur, the lenders under the ABL facility could elect to declare all amounts outstanding under the ABL facility immediately due and payable, and the lenders would not be obligated to continue to advance funds under the ABL facility. If the amounts outstanding under the ABL facility are accelerated, we cannot assure you that our assets will be sufficient to repay in full the money owed to the banks or to our debt holders, including holders of notes.

The indenture governing the notes and the ABL facility contain various covenants limiting the discretion of our management in operating our business and could prevent us from capitalizing on business opportunities and entering into certain corporate transactions.

The indenture governing the notes and the ABL facility impose significant operating and financial restrictions on us. These restrictions limit or restrict, among other things, our ability and the ability of our restricted subsidiaries to:

•	incur or guarantee additional indebtedness or issue preferred stock;

•	pay dividends or make other distributions to stockholders;

•	purchase or redeem capital stock or subordinated indebtedness;

•	make investments;

•	create liens or use assets as security;

•	enter into agreements restricting any restricted subsidiary’s ability to pay dividends, make loans, or transfer assets to us or other restricted subsidiaries;

•	sell assets, including capital stock of restricted subsidiaries;

•	engage in transactions with affiliates; and

•	consolidate or merge with or into other companies or transfer all or substantially all of our or their assets.

In addition, in certain circumstances, the ABL facility requires us to maintain a minimum fixed charge coverage ratio and comply with certain other covenants. Our ability to comply with these covenants may be affected by events beyond our control, including those described in this “Risk Factors” section. Complying with these covenants may also cause us to take actions that are not favorable to the holders of the notes and may make it more difficult for us to successfully execute our business strategies and compete against companies that are not subject to such restrictions.

A breach of any of the covenants contained in the ABL facility could result in an event of default, which would allow the lenders under the ABL facility to declare all borrowings outstanding to be due and payable, which would in turn trigger an event of default under the indenture governing the notes and, potentially, our other indebtedness. In the event of an acceleration of payment obligations, we would likely be unable to pay our outstanding indebtedness with our cash and cash equivalents then on hand. We would, therefore, be required to seek alternative sources of funding, which may not be available on commercially reasonable terms, terms as favorable as our current agreements, or at all, or seek alternative forms of relief such as reorganization or bankruptcy. If we are unable to refinance our indebtedness or find alternative means of financing our operations, we may be required to curtail our operations or take other actions that are inconsistent with our current business practices or strategy.

Holders of our indebtedness secured by liens ranking prior to the lien securing the notes, including under the ABL facility, have rights senior to the rights of the holders of the notes.

Obligations under the ABL facility and certain related hedging and cash management obligations are secured by a first-priority lien on the ABL priority collateral, which includes certain foreign assets. Subject to certain exceptions, including, without limitation, the exclusion of foreign assets, the notes and the related guarantees are secured by a second-priority lien on the ABL priority collateral. Any rights to payment and claims by the holders of the notes, therefore, are subject to the rights to payment or claims by our lenders under the ABL facility and the holders of any such hedging and cash management obligations with respect to distributions of such collateral. Only when our obligations under the ABL facility and such hedging and cash management obligations are satisfied in full are the proceeds of ABL priority collateral (other than any foreign assets), subject to other permitted liens, available to repay the notes. In addition, the indenture governing the notes permits us, subject to certain limits, to incur additional indebtedness secured by a lien that ranks equally with or better than with the notes. Any such indebtedness may further limit the recovery from the realization of the value of such ABL priority collateral available to satisfy holders of the notes.

Certain assets are excluded from the collateral.

Certain assets are excluded from the collateral securing the notes as described under “Description of Notes — Security,” including, without limitation:

•	the voting capital stock of any of our foreign subsidiaries in excess of 65% of the voting rights of all of that capital stock in that subsidiary, and any capital stock of an entity that is not our subsidiary to the extent a pledge of the capital stock is prohibited by that entity’s organizational documents or any shareholders agreement or joint venture agreement relating to that capital stock;

•	real property leased by us or our subsidiaries, as tenant, certain owned real property that is not being mortgaged on the issue date, and future owned facilities which individually have a fair market value less than $2.5 million;

•	any contract, lease, license, or other agreement as to which the grant of a security interest therein would violate applicable law, result in the invalidation thereof, or provide any party thereto with a right of termination; and

•	other “excluded assets” described under “Description of Notes — Security.”

In addition, the collateral securing the notes does not include any assets of subsidiaries that are not guarantors. If an event of default occurs and the notes are accelerated, the notes will rank equally with the holders of all of the Issuer’s other unsubordinated and unsecured indebtedness and other liabilities with respect to those excluded assets. As a result, if the value of the assets securing the notes (taking into account any secured indebtedness with a prior security interest in such assets) is less than the aggregate amount of the claims of the holders of the notes, no assurance can be provided that the holders of the notes would receive any substantial recovery from the excluded assets.

The ability of the collateral agent to realize upon the capital stock or other securities of our subsidiaries securing the notes is automatically limited to the extent the pledge of such capital stock or other securities would require the filing with the SEC of separate financial statements for any of our subsidiaries.

Under Rule 3-16 of Regulation S-X in effect as of the issue date of the notes offered hereby, if the par value, book value as carried by us, or market value (whichever is greatest) of the capital stock or other securities pledged as part of the collateral securing the notes is greater than or equal to 20% of the aggregate principal amount of the notes then outstanding, such subsidiary would be required to provide separate financial statements to the SEC. As a result, the indenture governing the notes and the security documents relating to the security interest in the collateral securing the notes provide that to the extent that separate financial statements of any of our subsidiaries would be required by the rules of the SEC due to the fact that such subsidiary’s capital stock or other securities secures the notes, the pledge of such capital stock or other securities constituting collateral securing the notes will automatically be limited such that the value of the portion of such capital stock that the trustee of the registered notes may realize will, in the aggregate, at no time exceed 19.9% of the aggregate principal amount of the then outstanding notes. See “Description of Notes — Security.”

Ratings of the notes may affect the market price and marketability of the notes.

We currently expect that, upon issuance, the new notes will be rated by Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There is no assurance that such credit ratings will be issued or remain in effect for any given period of time or that such ratings will not be lowered, suspended, or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. It is also possible that such ratings may be lowered in connection with the application of the proceeds of this offering or in connection with future events, such as future acquisitions. Holders of notes will have no recourse against us or any other parties in the event of a change in or suspension or withdrawal of such ratings. Any lowering, suspension, or withdrawal of such ratings may have an adverse effect on the market price or marketability of the notes.

The value of the security interest in the collateral securing the notes may not be sufficient to satisfy all our obligations under the notes.

In the event of a foreclosure on, or a distribution in a bankruptcy or insolvency proceeding of, the ABL priority collateral, the proceeds from that collateral may not be sufficient to satisfy the second-priority lien of notes because such proceeds would, under the intercreditor agreement, first be applied to satisfy our obligations under the ABL facility and certain related hedging and cash management obligations. Only after all of our obligations under the ABL facility and other obligations have been satisfied will proceeds from the ABL priority collateral (other than foreign assets) be applied to satisfy our obligations under the notes. In addition, in the event of a foreclosure on the notes priority collateral, on which the notes have a first-priority lien, the proceeds from such foreclosure may not be sufficient to satisfy our obligations under the notes. We did not obtain any valuation for the notes priority collateral or the ABL priority collateral in connection with this offering.

The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By its nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition, distressed sale circumstances, or other future trends. In addition, to the extent that liens, rights, or easements granted to third parties, including tenants, encumber assets or properties owned by us, such third parties have or may exercise rights and remedies with respect to the property or assets subject to such liens that could adversely affect the value of the collateral and the ability of the collateral agent to foreclose on the collateral. Certain of the properties constituting collateral are subject to encroachments from neighboring properties, or include improvements that encroach on neighboring properties. Any dispute regarding, or forced removal of, such encroachments could adversely affect the value of such collateral. In the event of a foreclosure, liquidation, bankruptcy, or similar proceeding, no assurance can be given that:

•	the proceeds from any sale or liquidation of the ABL priority collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under the ABL facility and certain hedging and cash management obligations; or

•	the collateral will be saleable (even if saleable, the timing of its liquidation would be uncertain).

In addition, we may not have liens perfected on all of the collateral securing the notes prior to the closing of this offering. Although the indenture governing the notes will contain a covenant requiring us to use commercially reasonable efforts to perfect the lien on certain of our assets promptly following the issue date of the notes, no assurance can be given that such liens will be perfected on a timely basis. Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

With respect to some of the collateral, the collateral agent’s security interest and ability to foreclose will also be subject to and limited by priority issues, state law requirements, practical problems and the need to meet certain requirements, such as obtaining third-party consents and making additional filings. If we are unable to obtain these consents or make these filings, the security interests may be invalid and the holders will not be entitled to the collateral or any recovery with respect thereto. We cannot assure you that any such required consent or approval can be obtained by the completion of this offering on a timely basis or at all. These requirements may limit the number of potential bidders for certain collateral in any foreclosure and may delay any sale, either of which events may have an adverse effect on the sale price of the collateral. Therefore, the practical value of realizing on the collateral may be limited, without the appropriate consents and filings.

The imposition of certain permitted collateral liens could materially adversely affect the value of the collateral.

The collateral securing the notes is also subject to liens permitted under the terms of the indenture governing the notes and the ABL facility. The existence of any permitted collateral liens could materially adversely affect the value of the collateral that could be realized by the holders of the notes as well as the ability of the collateral agent to realize or foreclose on such collateral. The collateral that secures the notes may also secure future indebtedness and other obligations of ours to the extent permitted by the indenture and the security documents. Your rights to the collateral would be diluted by any increase in the indebtedness secured by the collateral.

Rights of holders of notes in the collateral may be materially adversely affected by the failure to perfect liens on certain collateral acquired in the future.

Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after-acquired collateral. Neither the trustee nor the collateral agent for the notes has any obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of security interests or the practical benefits of the liens thereon or of the priority of the liens securing the notes.

Claims of creditors of any of our subsidiaries are structurally senior and have priority over holders of the notes with respect to the assets and earnings of such subsidiaries.

All liabilities of any of our subsidiaries that are not guarantors are structurally senior to the notes. As of the date of this prospectus, none of our subsidiaries guarantee the notes. Accordingly, claims of holders of the notes are structurally subordinate to the claims of creditors of such subsidiaries, including trade creditors. All obligations of such subsidiaries have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon liquidation or otherwise, to us.

As of June 30, 2011, our subsidiaries accounted for $1,351.4 million, or 61%, of our consolidated assets and $662.6 million, or 37%, of our consolidated liabilities (excluding intercompany liabilities).

Fraudulent conveyance laws may permit courts to void the guarantees, if any, of the notes in specific circumstances, which would interfere with the payment of the guarantees and realization upon collateral owned by the guarantors.

The guarantees of our guarantor subsidiaries, if any, may be subject to challenge under state, federal, or foreign fraudulent conveyance or transfer laws. Under state and federal laws, any guarantee made by any of our subsidiaries could be voided, or claims under the guarantee made by any of our subsidiaries could be subordinated to all other obligations of any such subsidiary if a court, in a lawsuit by an unpaid creditor or representative of creditors of such subsidiary, such as a trustee in bankruptcy or the subsidiary in its capacity as debtor-in-possession, were to find that, at the time such obligation was incurred, such subsidiary, among other things:

•	incurred the obligations with the intent to hinder, delay, or defraud creditors; or

•	received less than reasonably equivalent value in exchange for incurring those obligations; and

•	was insolvent or rendered insolvent by reason of that incurrence;

•	was engaged in a business or transaction for which the guarantor subsidiary’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay as those debts matured.

Each guarantee will contain a provision intended to limit the guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce the guarantor’s obligation to an amount that effectively makes the guarantee worthless. Further, the value of any collateral pledged by a guarantor that may be realized by the holders of the notes will be limited to the maximum claim such holders have under the guarantee.

The measures of insolvency for purposes of the fraudulent transfer laws vary depending on the law applied. Generally, however, an entity would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than the fair value of all of its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liabilities on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it cannot pay its debts as they become due.

We cannot give any assurance as to what standards a court would use to determine whether a guarantor, if any, were solvent at the relevant time or whether, whatever standard was used, the applicable guarantee would not be avoided on any of the grounds described above.

The intercreditor agreement limits the rights of the holders of the notes and their control with respect to the collateral securing the notes.

The rights of the holders of the notes with respect to the ABL priority collateral are limited pursuant to the terms of the intercreditor agreement. Under the intercreditor agreement, if amounts or commitments remain outstanding under the ABL facility and certain hedging and cash management obligations, actions taken in respect of the ABL priority collateral, including the ability to cause the commencement of enforcement proceedings against such collateral and to control the conduct of these proceedings, will be at the sole direction of the holders of the obligations secured by the ABL priority collateral, subject to certain limitations. As a result, the collateral agent, on behalf of the holders of the notes, may not have the ability to control or direct these actions, even if the rights of the holders of the notes are adversely affected. Additionally, the agent for the lenders under the ABL facility will generally have a right to access and use the notes priority collateral for a period of 270 days, subject to certain extensions, following any foreclosure by the collateral agent on such notes priority collateral. See “Description of Notes — Intercreditor Agreement.”

Any future pledge of collateral might be avoidable in bankruptcy.

Any future pledge of collateral in favor of the collateral agent, including pursuant to security documents delivered after the date of the indenture governing the notes, might be avoidable by the pledgor (as debtor-in-possession) or by its trustee in bankruptcy if certain events or circumstances exist or occur, including if the pledgor is insolvent at the time of the pledge, the pledge permits the holders of the notes to receive a greater recovery than if the pledge had not been given and a bankruptcy proceeding in respect of the pledgor is commenced within 90 days following the pledge, or, in certain circumstances, a longer period.

The collateral securing the notes is subject to casualty risks.

We intend to maintain insurance or otherwise insure against hazards in a manner appropriate and customary for our business. There are, however, certain losses that may be either uninsurable or not economically insurable, in whole or in part. Insurance proceeds may not compensate us fully for our losses. If there is a complete or partial loss of any of the collateral, the insurance proceeds may not be sufficient to satisfy all of the secured obligations, including the notes. In the event of a total or partial loss to any of the mortgaged facilities, certain items of equipment, fixtures, and other improvements may not be easily replaced.

U.S. federal and state and foreign environmental laws may decrease the value of the collateral securing the notes and may result in the secured lender becoming liable for certain environmental cleanup costs relating to our facilities.

The notes are secured by liens on real property that may be subject to both known and unforeseen environmental risks, and these risks may reduce or eliminate the value of the real property pledged as collateral for the notes or adversely affect our ability to repay the notes.

Moreover, under some U.S. federal and state and foreign environmental laws, a secured lender may, in some situations, become subject to its debtor’s environmental liabilities, including liabilities arising out of contamination at or from the debtor’s properties. Such liability can arise before foreclosure, if the secured lender becomes sufficiently involved in the operations of the affected facility. Similarly, when a secured lender forecloses and takes title to a contaminated facility or property, the lender could become subject to such liabilities, depending on the circumstances, such as if the secured lender becomes sufficiently involved in the operations of the affected facility.

In the event of a bankruptcy, the ability of the holders of the notes to realize upon the collateral will be subject to certain bankruptcy law limitations.

Bankruptcy law could prevent the collateral agent from repossessing and disposing of, or otherwise exercising remedies in respect of, the collateral upon the occurrence of an event of default if a bankruptcy proceeding were to be commenced by or against us prior to the collateral agent having repossessed and disposed of, or otherwise exercised remedies in respect of, the collateral. Under Chapter 11 of the federal bankruptcy laws, or the Bankruptcy Code, a secured creditor, such as the collateral agent, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from such debtor, without bankruptcy court approval. Moreover, the Bankruptcy Code permits the debtor to continue to retain and to use collateral even though the debtor is in default under the applicable debt instrument, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to the circumstances, but it is intended to protect the value of the secured creditor’s interest in the collateral. The court may find “adequate protection” if the debtor pays cash or grants additional security, if and at such times as the court in its discretion determines, for any diminution in the value of the collateral during the pendency of the bankruptcy case. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments with respect to the notes could be delayed following commencement of a bankruptcy case, whether or when the trustee or the collateral agent could repossess or dispose of the collateral, or whether or to what extent holders would be compensated for any delay in payment or loss of value of the collateral through the requirement of “adequate protection.”

There is no established trading market for the notes, which means there are uncertainties regarding the price and terms on which a holder could dispose of the notes, if at all.

There is no established trading market for the notes. We have not applied to list the notes on any national securities exchange or inter-dealer quotation system. As a result, we are unable to assure you as to the presence or the liquidity of any trading market for the notes.

We cannot assure you that you will be able to sell your notes at a particular time or that the prices that you receive when you sell your notes will be favorable. We also cannot assure you as to the level of liquidity of the trading market for the notes if one develops. Future trading prices of the notes will depend on many factors, including:

•	our operating performance and financial condition;

•	the interest of securities dealers in making a market and the number of available buyers; and

•	the market for similar securities.

You should not make an investment in any of the notes unless you understand and know you can bear all of the investment risks involving the notes.

We may be unable to repurchase the notes upon a change of control or pursuant to an asset sale offer or an event of loss offer as required by the indenture governing the notes.

Upon the occurrence of certain specific kinds of change of control events specified in “Description of the Notes — Change of Control,” we must offer to repurchase all outstanding notes. In such circumstances, we cannot assure you that we would have sufficient finds available to repay all of our senior indebtedness and any other indebtedness that would become payable upon a change of control and to repurchase all of the notes. Our failure to purchase the notes would be a default under the indenture governing the notes, which would in turn trigger a default under the ABL facility. Our other debt agreements also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the indenture.

In addition, in certain circumstances specified in the indenture governing the notes, we will be required to commence an asset sale offer or an event of loss offer, pursuant to which we will be obligated to offer to repurchase a certain amount of outstanding notes. Our other debt agreements may contain restrictions that would limit or prohibit us from completing any such asset sale offer or event of loss offer. Our failure to purchase any such notes when required would be a default under the indenture governing the notes, which would in turn trigger a default under the ABL facility.

Risks Relating to the Exchange Offer

If you do not participate in the exchange offer, your old notes will continue to be subject to significant transfer restrictions, and your ability to sell those old notes will be significantly limited.

If you do not exchange your old notes for new notes in the exchange offer, your old notes will continue to be subject to the transfer restrictions described in the old notes, and you will no longer be entitled to registration rights related to the old notes. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or exempt from or offered or sold in a transaction not subject to registration. We do not plan to register the old notes under the Securities Act after completion of the exchange offer.

Upon completion of the exchange offer, due to the transfer restrictions on the old notes and the absence of similar restrictions on the new notes, it is likely that the market, if any, for old notes will be relatively less liquid than the market for new notes. Consequently, holders of old notes who do not participate in the exchange offer could experience significant diminution in the value of their old notes, compared to the value of the new notes, and the ability to sell old notes will be significantly limited.

If you participate in the exchange offer for the purpose of participating in the distribution of the new notes, you may be subject to liability as an underwriter.

If you exchange your old notes for new notes in the exchange offer for the purpose of participating in the distribution of the new notes, you may be deemed an underwriter under the Securities Act. If so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any offer to resell, resale or other transfer of the new notes. If you are deemed to be an underwriter and do not comply with these requirements, you may incur liability under the Securities Act, which we do not and will not assume or indemnify against.

If you fail to comply with the exchange offer procedures, your old notes will not be accepted for exchange and will continue to be subject to existing transfer restrictions, and you may not be able to sell your old notes.

We will not accept your old notes for exchange if you fail to comply with any of the exchange offer procedures described in this prospectus and the letter of transmittal. You will receive new notes in exchange for your old notes only if, on or prior to the expiration date, you deliver all of the following to the exchange agent:

•	certificates for the old notes or a book-entry confirmation of a book-entry transfer of the old notes into the exchange agent’s account at the Depository Trust Company, or DTC;

•	the letter of transmittal, properly completed and signed by you, together with any required signature guarantees; and

•	any other documents required by the letter of transmittal.

You should allow sufficient time to ensure that the exchange agent receives all required documents before the exchange offer expires. Neither we nor the exchange agent has any duty to inform you of defects or irregularities with respect to the tender of your old notes for exchange.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the new notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that acquires new notes in the exchange offer for its own account in exchange for old notes which it acquired through market-making or other trading activities must acknowledge that it will comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the new notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.

The market price for the new notes may be volatile.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the new notes offered hereby. The market for the new notes, if any, may be subject to similar disruptions. Any such disruptions may adversely affect the value of the new notes.

CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

All statements, other than statements of historical fact, contained or incorporated by reference in this prospectus constitute forward-looking statements. Such statements can be identified by (1) the use of forward-looking terminology such as “believes,” “expects,” “may,” “estimates,” “will,” “could,” “should,” “intends,” “plans,” “anticipates,” “potential,” “continues,” or “future,” or the negative thereof, or other variations thereon or comparable terminology or (2) other statements regarding matters that are not historical facts, including without limitation, expectations related to technological developments and consumer demand, plans for product development, forecasts of future costs and expenditures, possible outcomes of legal proceedings, completion of anticipated asset sales, and the adequacy of reserves for loss contingencies. Readers are cautioned that any forward-looking statement is not a guarantee of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Factors that significantly impact our business and could impact our business in the future include, but are not limited to:

•	the fact that lead, a major constituent in most of our products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims;

•	our ability to implement and fund business strategies based on current liquidity;

•	our ability to realize anticipated efficiencies and avoid additional unanticipated costs related to any restructuring activities;

•	the cyclical nature of the industries in which we operate and the impact of current adverse economic conditions on those industries;

•	unseasonable weather (warm winters and cool summers) which could adversely affect demand for automotive and some industrial batteries;

•	our substantial debt and debt service requirements which may restrict our operational and financial flexibility, as well as impose significant interest and financing costs;

•	the litigation proceedings to which we are subject, the results of which could have a material adverse effect on us and our business;

•	the realization of the tax benefits of our net operating loss carry forwards, which is dependent upon future taxable income;

•	the negative results of tax audits in the U.S. and Europe, which could result in the payment of significant cash taxes;

•	competitiveness of the battery markets in the Americas and Europe;

•	risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations, and possible terrorist attacks against U.S. interests;

•	the ability to acquire goods and services and/or to fulfill later needs at budgeted costs;

•	general economic conditions;

•	our ability to successfully pass along increased material costs to our customers;

•	recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states; and

•	the factors discussed above under “Risk Factors” and other risk factors discussed in our reports filed with the SEC and incorporated by reference into this prospectus.

These forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference, the date of that document, and we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or any document incorporated by reference or to reflect the occurrence of unanticipated events.

THE EXCHANGE OFFER

The following contains a summary of the material provisions of the exchange offer being made pursuant to the registration rights agreement with respect to the old notes, dated as of January 25, 2011, between us and the initial purchasers of the old notes. It does not contain all of the information that may be important to an investor in the new notes. Reference is made to the provisions of the registration rights agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part. Copies are available as set forth under the heading “Where You Can Find Additional Information.”

Terms of the Exchange Offer

General

In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of January 13, 2011, between us and the initial purchasers, the holders of the old notes from time to time became entitled to the benefits of the registration rights agreement.

Under the registration rights agreement, we have agreed to:

•	use commercially reasonable efforts to cause to be filed with the SEC as soon as practicable after the issue date, a registration statement with respect to an offer to exchange the notes for a new issue of debt securities registered under the Securities Act with terms substantially identical to those of the notes (except for provisions relating to transfer restrictions and payment of additional interest);

•	use commercially reasonable efforts to cause the exchange offer registration statement to become or to be declared effective within 240 days after the date of the initial issuance of the old notes;

•	use commercially reasonable efforts to consummate such exchange offer within 270 days after the date of the initial issuance of the old notes; and

•	in certain circumstances, file and cause to become effective a shelf registration statement for the resale of the notes.

We will keep the exchange offer open for the period required by applicable law, but in any event for at least twenty business days.

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date will be accepted for exchange. New notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the exchange offer. Old notes may be tendered only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. This prospectus, together with the letter of transmittal, is being sent to all registered holders as of August 15, 2011. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions as set forth herein under “— Conditions.”

Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC with respect to the effects of the exchange offer, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the new notes as it has in previous no-action letters.

By tendering old notes in exchange for relevant new notes, and executing the letter of transmittal for such notes, each holder will represent to us that:

•	any new notes to be received by it will be acquired in the ordinary course of business;

•	it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If such holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See “Plan of Distribution.” If such holder is not a broker-dealer, it will be required to represent that it is not engaged in and does not intend to engage in the distribution of the new notes. Each holder, whether or not it is a broker-dealer, also will be required to represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made in compliance with the provisions of Rule 144 under the Securities Act or another available exemption from the registration requirements of the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 180 days after the date the registration statement becomes effective, we will provide copies of this prospectus to broker-dealers upon request for use in connection with any such resale. See “Plan of Distribution.”

Upon consummation of the exchange offer, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 8 5/8%, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

Tender Expiration Date; Extensions; Amendments; Termination

The expiration date for the exchange offer shall be 5:00 p.m., New York City time, on September 13, 2011, unless we, in our sole discretion, extend the exchange offer, in which case the expiration date for the exchange offer shall be the latest date to which the exchange offer is extended.

To extend the expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for the exchange offer. Such an announcement will include disclosure of the approximate aggregate principal amount of old notes tendered to date and may state that we are extending the exchange offer for a specified period of time.

In relation to the exchange offer, we reserve the right to:

•	extend the exchange offer, delay acceptance of old notes due to an extension of the exchange offer or terminate the exchange offer and not permit acceptance of old notes not previously accepted if any of the conditions set forth under “— Conditions” shall have occurred and shall not have been waived by us prior to the expiration date, by giving oral or written notice of such extension, delay or termination to the exchange agent; or

•	amend the terms of the exchange offer in any manner deemed by us to be advantageous to the holders of old notes, provided that in the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer period following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed promptly by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of the exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the old notes of such amendment and will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offer, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

Interest on the New Notes

The new notes will accrue interest at the rate of 8 5/8% per annum, accruing interest from the last interest payment date on which interest was paid on the corresponding old note surrendered in exchange for such new note to the day before the consummation of the exchange offer, and thereafter, provided, that if an old note is surrendered for exchange on or after a record date for the notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on February 1 and August 1 of each year, commencing February 1, 2012, or from the most recent interest payment date on which we paid or provided for interest on the old notes. No additional interest will be paid on old notes tendered and accepted for exchange except as provided in the registration rights agreement.

Procedures for Tendering

To tender in the exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the expiration date. In addition, either:

•	a timely confirmation of a book-entry transfer of old notes into the exchange agent’s account at DTC, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date with the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

We will issue new notes only in exchange for old notes that are timely and properly tendered. The method of delivery of the letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered or certified mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No letters of transmittal or other required documents should be sent to us. Delivery of all letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor” institution within the meaning of Rule 17Ad-15 under the Exchange Act, each of which we refer to as an Eligible Institution, unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal, as the case may be, are tendered (1) by a registered holder of old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal or (2) for the account of an Eligible Institution.

If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes that, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. None of us, the exchange agent or any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right in our sole discretion, subject to the provisions of each indenture pursuant to which the notes are issued, to:

•	purchase or make offers for any old notes that remain outstanding subsequent to the expiration date or, as set forth under “— Conditions,” to terminate the exchange offer;

•	redeem the old notes as a whole or in part at any time and from time to time, as set forth under “Description of Notes — Redemption;” and

•	purchase the old notes in the open market, in privately negotiated transactions or otherwise, to the extent permitted under applicable law.

The terms of any such purchases or offers could differ from the terms of this exchange offer.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Upon satisfaction or waiver of all of the conditions to the exchange offer, all old notes properly tendered will be accepted promptly after the expiration date, and the new notes of the same series will be issued promptly after expiration of the exchange offer. See “— Conditions.” For purposes of the exchange offer, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such series of old notes will receive a new note of the same series having a principal amount equal to that of the surrendered old note.

In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

•	certificates for the old notes or a timely book-entry confirmation of such old notes into the exchange agent’s account at the book-entry transfer facility;

•	a properly completed and duly executed letter of transmittal; and

•	all other required documents.

If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the exchange offer, such unaccepted or such non-exchanged old notes will be returned without cost to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility promptly after the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility’s systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility’s procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under ‘‘— Exchange Agent” on or prior to the expiration date or the guaranteed delivery procedures described below must be complied with.

Exchanging Book-Entry Notes

The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP, procedures to tender old notes.

Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent’s account for the relevant notes in accordance with the book-entry transfer facility’s ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent’s account for the relevant notes, and timely receipt by the exchange agent of an agent’s message and any other documents required by the letter of transmittal. The term “agent’s message” means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, that states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Guaranteed Delivery Procedures

If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an Eligible Institution;

•	prior to the expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, that:

(1) sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered,

(2) states the tender is being made thereby, and

(3) guarantees that within three trading days after the date of execution of the notice of guaranteed delivery, a book-entry confirmation and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

•	a book-entry confirmation and all other documents required by the letter of transmittal are received by the exchange agent within three trading days after the date of execution of the notice of guaranteed delivery.

Withdrawal of Tenders

Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the expiration date at the address set forth below under “— Exchange Agent.” Any such notice of withdrawal must:

•	specify the name of the person having tendered the old notes to be withdrawn;

•	identify the old notes to be withdrawn, including the principal amount of such old notes;

•	specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

•	contain a statement that such holder is withdrawing its election to have such old notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

•	specify the name in which such old notes are registered, if different from the person who tendered such old notes.

All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under “— Procedures for Tendering” and “— Book-Entry Transfer” above at any time on or prior to 5:00 p.m., New York City time, on the expiration date.

Conditions

Notwithstanding any other provision in the exchange offer, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer if at any time prior to 5:00 p.m., New York City time, on the expiration date, we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time, prior to the expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of each of the indentures governing the notes under the Trust Indenture Act of 1939. We are required to use our commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest practicable date.

Exchange Agent

Wells Fargo Bank, National Association, has been appointed as exchange agent for the exchange offer. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Mail, Hand or Overnight Delivery:
Wells Fargo Bank, N.A.
Corporate Trust Services
608 Second Avenue South, 12th FL
Minneapolis, MN 55479
Attention: Stefan Victory

or

Wells Fargo Bank, National Association
Corporate Trust Services
7000 Central Parkway, Suite 550
Atlanta, GA 30328
Attention: Stefan Victory
By Facsimile: (612) 667-6282 or (770) 551-5118 Attention: Stefan Victory (For Eligible Institutions Only) For Information or Confirmation by Telephone: (770) 551-5117

Fees and Expenses

The expenses of soliciting tenders pursuant to the exchange offer will be borne by us. The principal solicitation for tenders pursuant to the exchange offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

The expenses to be incurred by us in connection with the exchange offer will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offer. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment

We will record the new notes at the same carrying value of the old notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for old notes. We will amortize certain expenses incurred in connection with the issuance of the new notes over the respective terms of the new notes.

Consequences of Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes pursuant to the exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the liquidity of the market for the old notes being diminished as compared to the new notes. In addition, the restrictions on the ability to transfer the old notes may make the old notes less attractive to potential investors than the new notes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges (1) for each of the last five fiscal years.

						Three Months Ended
	Fiscal Year Ended March 31,					June 30,
	2007	2008	2009	2010	2011	2011	2010
						(unaudited)	(unaudited)

Ratio of earnings to fixed charges	—	1.39	—	—	1.24	—	—

(1)	For purposes of computing the ratio of earnings to fixed charges, earnings consist of income before provision for fixed charges, amortization of capitalized interest and unremitted earnings from equity investments, less interest capitalized and non-controlling interest. Fixed charges include interest expense, amortization of deferred financing costs, amortization of original issue discount on notes, and the portion of rental expense under operating leases deemed by us to be representative of the interest factor. Except for the fiscal year ended March 31, 2008 and 2011, the ratio of earnings to fixed charges was less than 1.00x for all other periods presented in the table above. Earnings available for fixed charges were inadequate to cover fixed charges for the fiscal years ended March 31, 2007, 2009, and 2010 and for the three months ended June 30, 2011 and 2010 by $102.2 million, $38.8 million, $35.1 million, $3.9 million and $15.0 million, respectively.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes under the exchange offer. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the old notes in like principal amount. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness.

We received net proceeds of approximately $647.5 million, after deducting the initial purchasers’ discount and estimated offering expenses, from the sale of the old notes. We used the net proceeds from that offering to repay outstanding borrowings under our credit facilities existing prior to that offering; to fund the tender offer and consent solicitation for any and all of our then-outstanding 2013 senior notes and the redemption by us of our 2013 senior notes outstanding after the completion of the tender offer; and for ongoing working capital and other general corporate purposes.

SELECTED FINANCIAL DATA

The selected historical consolidated financial data below includes operating data for the years ended March 31, 2007, 2008, 2009, 2010 and 2011 and balance sheet data as of March 31, 2007, 2008, 2009, 2010 and 2011 that have been derived from our audited consolidated financial statements and the related notes, which have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm.

The selected historical consolidated financial data as of and for the three months ended June 30, 2011 and 2010 have been derived from our unaudited interim consolidated financial statements. In the opinion of our management, our unaudited interim consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations as of such dates and for such periods.

Because the data in this table is only a summary and does not provide all of the data contained in our audited consolidated financial statements, you should read the following selected financial data together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited consolidated financial statements and unaudited interim consolidated financial statements and the notes related to those statements included in our annual report on Form 10-K for the fiscal year ended March 31, 2011 and our quarterly reports on Form 10-Q for the fiscal quarters ended June 30, 2011 and 2010, which are incorporated by reference in this prospectus. See “Where You Can Find Additional Information” and “Incorporation of Information by Reference.”

						Three Months Ended
	Fiscal Year Ended March 31,					June 30,
	2007	2008	2009	2010	2011	2011	2010
						(unaudited)	(unaudited)
	(Dollars in thousands)
Statement of Operations Data
Net sales:	$2,939,785	$3,696,671	$3,322,332	$2,685,808	$2,887,516	$745,095	$644,666
Operating income (loss)(1)	(13,870)	116,338	67,631	16,739	95,773	13,617	10,498
Net (loss) income attributable to Exide Technologies	$(105,879)	$32,059	$(69,522)	$(11,814)	$26,443	$(5,192)	$(9,044)
Basic earnings (loss) per share	$(2.37)	$0.47	$(0.92)	$(0.16)	$0.34	$(0.07)	$(0.12)
Diluted earnings (loss) per share	$(2.37)	$0.46	$(0.92)	$(0.16)	$0.33	$(0.07)	$(0.12)

	As of March 31,					As of June 30,
	2007	2008	2009	2010	2011	2011	2010
	(Dollars in thousands)
Balance Sheet Data (at period end):
Working capital(2)	$486,866	$674,783	$489,216	$428,996	$542,037	$535,674	$418,585
Total assets	2,120,224	2,491,396	1,900,187	1,956,226	2,183,664	2,226,586	1,843,479
Total debt	684,454	716,195	658,205	659,527	758,158	758,395	648,363
Total stockholders’ equity attributable to Exide Technologies	330,523	544,338	326,227	332,334	404,787	415,782	308,035

						Three Months Ended
	Fiscal Year Ended March 31,					June 30,
	2007	2008	2009	2010	2011	2011	2010
	(Dollars in thousands)
Consolidated Cash Flow Data:
Cash provided by (used in):
Operating activities	$1,177	$1,080	$120,521	$109,162	$79,990	$(12,582)	$3,238
Investing activities	(47,447)	(49,797)	(101,087)	(95,242)	(71,796)	(18,714)	(10,160)
Financing activities	87,586	57,374	(29,441)	1,930	57,599	(73)	297
Other Data:
Capital expenditures	51,932	56,854	108,914	96,092	88,589	18,723	10,447

(1)	Operating income (loss) reflects restructuring and impairment charges of $43.1 million, $10.3 million, $75.0 million, $80.6 million, $42.3 million, $0.3 million, and $8.2 million in fiscal 2007, 2008, 2009, 2010, and 2011 and the first quarter of fiscal 2012 and 2011, respectively.

(2)	Working capital is calculated as current assets less current liabilities.

DESCRIPTION OF OTHER INDEBTEDNESS

ABL Facility

General

Concurrently with the issuance of the old notes, Exide Technologies and Exide C.V. entered into a credit agreement, as borrowers, which we refer to as the credit agreement, with Wells Fargo Capital Finance, LLC, as administrative agent, and a syndicate of lenders. The credit agreement is a senior secured asset-based revolving credit facility with commitments of an aggregate principal amount of $200.0 million, which we refer to as the ABL facility. The ABL facility includes a letter of credit sub-facility of $75.0 million, a swingline sub-facility of $25.0 million and an accordion feature that permits us to increase the revolving credit commitments by an amount up to $50.0 million (for an aggregate revolving credit commitment of up to $250.0 million) if we obtain commitments from existing or new lenders for such increase. Revolving loans and letters of credit under the ABL facility are available in U.S. Dollars and Euros.

We summarize below the principal terms of the ABL facility.

Availability

Our ability to obtain revolving loans and letters of credit under the ABL facility is subject to a borrowing base comprising the following: (1) a domestic borrowing base comprising 85% of the combined eligible accounts receivable of Exide Technologies and those of our domestic subsidiaries which are or become guarantors or borrowers under the ABL facility, plus 85% of the net orderly liquidation value of the eligible inventory of Exide Technologies and such domestic subsidiaries less, in each case, certain reserves established from time to time by the administrative agent and subject to certain limitations, and (2) a foreign borrowing base comprising 85% of the combined eligible accounts receivable of our foreign subsidiaries which are or become guarantors under the ABL facility, plus 85% of the net orderly liquidation value of eligible inventory of our Canadian subsidiaries less, in each case, certain reserves established from time to time by the administrative agent and subject to certain limitations. The maximum amount of credit that is available to us under the foreign borrowing base is limited to the U.S. Dollar equivalent of $40,000,000 plus the availability generated by the eligible accounts and eligible inventory of our Canadian subsidiaries. Exide C.V. is able to obtain revolving loans and letters of credit based on both the domestic borrowing base and the foreign borrowing base, but Exide Technologies is able to obtain revolving loans and letters of credit based only on the domestic borrowing base. All extensions of credit under the ABL facility are subject to the satisfaction of customary conditions, including the absence of a default and accuracy of representations and warranties.

Use of Proceeds

We may request extensions of credit under the ABL facility for, among other things, working capital and other general corporate purposes. We did not request any loans under the ABL facility on the closing date, although certain letters of credit on our account were deemed to be outstanding under the ABL facility as of such date.

Maturity

The stated maturity date of the ABL facility is January 25, 2016, and the commitments of the lenders with respect to the ABL facility will automatically terminate on that date. There is no scheduled amortization under the ABL facility. Absent any earlier termination of the ABL facility (whether voluntarily by us or by the administrative agent and the lenders in the exercise of their remedies), all outstanding loans under the ABL facility will be due and payable in full on the stated maturity date.

Interest and Fees

At our option, revolving loans (other than swingline loans) under the ABL facility will bear interest at a rate equal to (1) the base rate plus an interest margin or (2) LIBOR (for U.S. Dollar or Euro denominated revolving loans, as applicable) plus an interest margin. The base rate is a rate per annum equal to the greatest of (a) the Federal Funds Rate plus 0.50%, (b) the prime commercial lending rate of the administrative agent, and (c) a rate equal to LIBOR for a one-month interest period plus 1.00%. Swingline loans bear interest at a rate per annum equal to the applicable floating rate (base rate or LIBOR for a one-month interest period) plus an interest margin. The interest margin will be adjusted quarterly based on the average amount available for drawing under the ABL facility and will range between 2.25% and 2.75% per annum for LIBOR borrowings and 1.25% and 1.75% per annum for base rate borrowings. In certain cases where we are in default under the ABL facility, the interest rate will increase by 2.00% per annum above the rate otherwise applicable.

We also pay a commitment fee to the lenders based on the unused portion of the ABL facility. The commitment fee is adjusted quarterly based on the average amount available for drawing under the ABL facility and ranges between 0.375% to 0.50% per annum. For letters of credit, we are required to pay (1) a fee on the undrawn amount of all outstanding letters of credit at a per annum rate equal to the interest margin applicable to LIBOR loans, (2) a fronting fee equal to 0.25% of the face amount of each letter of credit issued or renewed under the ABL facility, and (3) other customary letter of credit administration fees.

Guarantee; Security

The obligations of Exide Technologies under the ABL facility will be guaranteed by certain of our domestic subsidiaries that are formed or organized from time to time. We refer to all of such domestic subsidiaries as domestic subsidiary guarantors. The obligations of Exide C.V. under the ABL facility will be guaranteed by Exide Technologies, domestic subsidiary guarantors, if any, certain of our existing foreign subsidiaries and certain of our foreign subsidiaries that are formed or acquired from time to time. We refer to all of such foreign subsidiaries as the foreign subsidiary guarantors.

The obligations of Exide Technologies and domestic subsidiary guarantors, if any, under the ABL facility are secured by a lien on substantially all of the assets of Exide Technologies and such domestic subsidiary guarantors, if any, and the obligations of Exide C.V. and the foreign subsidiary guarantors under the ABL facility will be secured by a lien on substantially all of the assets of Exide Technologies and domestic subsidiary guarantors, if any, on certain assets of certain domestic subsidiaries that pledge such assets solely to secure the obligations of Exide C.V. and the other foreign subsidiary guarantors and on substantially all of the personal property of Exide C.V. and the foreign subsidiary guarantors. Subject to certain permitted liens, the liens securing the obligations under the ABL facility are first priority liens on all assets other than notes priority collateral and are second priority liens on all notes priority collateral.

Prepayments

The credit agreement includes mandatory prepayments of net cash proceeds received from the sale, transfer, or other disposition of assets, and insurance and condemnation recoveries, in each case subject to certain limitations and exceptions. In addition, we are required to make mandatory prepayments of loans outstanding or cash collateralize obligations with respect the undrawn amount of outstanding letters of credit to the extent (1) the aggregate outstanding amount of such obligations of Exide Technologies exceed the lesser of the domestic borrowing base and the aggregate commitments of the lenders and (2) the aggregate outstanding amount of such obligations of Exide Technologies and Exide C.V. exceed the lesser of the sum of the domestic borrowing base and the foreign borrowing base, on the one hand, and the aggregate commitments of the lenders, on the other hand. We are permitted to voluntarily prepay obligations owing under the ABL facility and reduce the commitments of the lenders under the ABL facility, in whole or in part, without premium or penalty (other than customary “breakage” costs with respect to LIBOR loans).

Conditions Precedent, Representations and Warranties, Covenants, Events of Default

The credit agreement contains customary conditions to effectiveness, representations and warranties, affirmative and negative covenants, and events of default. The negative covenants include restrictions on, among other things, the incurrence of indebtedness and liens, dividends and other distributions, consolidations and mergers, the purchase and sale of assets, the issuance or redemption of equity interests, loans and investments, acquisitions, intercompany transactions, a change of control, voluntary payments and modifications of indebtedness, modification of organizational documents and material contracts, affiliate transactions, and changes in lines of business. The credit agreement also contains a financial covenant requiring us to maintain a minimum fixed charge coverage ratio of 1.00 to 1.00, tested monthly on a trailing twelve-month basis, if at any time our excess availability under the ABL facility is less than the greater of $30.0 million and 15% of the aggregate commitments of the lenders.

Other Indebtedness

Convertible Notes

In March 2005, we issued $60.0 million in aggregate principal amount of the convertible notes. Interest on the convertible notes is payable quarterly at a per annum rate equal to the three-month LIBOR, adjusted quarterly, minus a spread of 1.5%. The interest rate at June 30, 2011, was 0.0%. Our convertible notes mature on September 18, 2013. The payment of the principal of, premium, if any, and interest (including liquidated damages, if any) on all of the convertible notes are subordinate and junior in right of payment to all of our senior indebtedness. As of June 30, 2011, we had $60.0 million in aggregate principal amount of the convertible notes outstanding.

Our convertible notes are convertible into the common stock at any time prior to maturity. The current conversion rate is 61.6143 shares of common stock per $1,000 principal amount of convertible notes, subject to adjustments for any common stock splits, dividends on the common stock, tender and exchange offers by us for the common stock, any third-party tender offers, and in the event of business combinations constituting a change of control in which 10% or more of the consideration for the common stock is cash or non-traded securities, the conversion rate increases, depending on the value offered and timing of the transaction, to as much as 70.2247 shares per one thousand dollars principal amount.

In the event of any change in control, we could be required to repurchase the convertible notes at a price in cash equal to 100% of the principal amount of the convertible notes, plus accrued and unpaid interest and liquidated damages, if any, up to but not including the repurchase date.

The convertible notes are subject to customary events of default. If an event of default on the convertible notes has occurred and is continuing, the principal amount of the convertible notes, plus accrued and unpaid interest and liquidated damages, if any, may become immediately due and payable. These amounts automatically become due and payable upon certain events of default.

DESCRIPTION OF NOTES

The Company issued $675.0 million aggregate principal amount of 8 5/8% Senior Secured Notes due 2018 (the “Old Notes”) and will issue new 8 5/8% Senior Secured Notes due 2018 (the “New Notes”) under an indenture (the “Indenture”), dated as of January 25, 2011, by and between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The terms of the New Notes are substantially identical to the terms of the Old Notes, except that the New Notes are registered under the Securities Act and therefore will not contain restrictions on transfer or provisions relating to additional interest. The New Notes will bear different CUSIP and ISIN numbers from the Old Notes and will not entitle their holders to registration rights. New Notes will otherwise be treated as Old Notes for purposes of the Indenture.

The following is a summary of the material provisions of the Indenture, the Notes and the Security Documents. It does not include all of the provisions of the Indenture or the Security Documents. We urge you to read the Indenture and the Security Documents because they define your rights. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). Copies of the Indenture and the Security Documents may be obtained from the Company. You can find definitions of certain capitalized terms used in this description under the caption “— Certain Definitions.” For purposes of this section, references to the “Company” include only Exide

Technologies, and not its Subsidiaries. Any reference to “Notes” or a “class” of Notes in this Description of Notes refers to the Notes as a class. The term “Notes” refers collectively to the Old Notes and the New Notes.

The Company issued the Notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Trustee acts as Paying Agent and Registrar for the Notes. The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Company may change any Paying Agent and Registrar without notice to Holders. The Company will pay principal (and premium, if any) on the Notes at the Trustee’s corporate office or agency in Minneapolis, Minnesota. At the Company’s option, interest may be paid at the Trustee’s corporate trust office or agency or by check mailed to the registered address of Holders. All Old Notes outstanding after the completion of the exchange offer, together with the New Notes issued in connection with the exchange offer, will be treated as a single class of securities under the Indenture.

Guarantees

As of the date of this prospectus, none of the Company’s Subsidiaries guaranteed the Notes. As of the date of this prospectus, the Company had no Unrestricted Subsidiaries. Restricted Subsidiaries of the Company will be required to become Guarantors to the extent required by the covenant described under the caption “— Certain Covenants — Subsidiary Guarantees.” Payment of the Notes will be guaranteed by the Guarantors, if any, jointly and severally, on a senior secured basis.

If the Company defaults in the payment of the principal of, premium, if any, or interest on the Notes, each of the Guarantors, if any, will be jointly and severally obligated to pay the principal of, premium, if any, and interest on the Notes.

The obligations of each Guarantor, if any, under its Guarantee will be limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such Guarantor, and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under Federal or state law.

Notwithstanding the foregoing, in certain circumstances a Guarantee of a Guarantor, if any, may be released pursuant to the provisions of the covenant described under the caption “— Certain Covenants — Subsidiary Guarantees.” Upon any release of a Guarantor from its Guarantee, such Guarantor shall also be automatically and unconditionally released from its obligations under the Security Documents. The Company also may, at any time at its option, cause any Restricted Subsidiary to become a Guarantor.

Ranking

The Notes are the Company’s senior secured obligations and:

•	rank equally in right of payment with all of the Company’s existing and future indebtedness that is not by its terms expressly subordinated in right of payment to the Notes;

•	rank senior in right of payment to all of the Company’s existing and future indebtedness that is by its terms expressly subordinated in right of payment to the Notes;

•	are effectively senior in right of payment to all of the Company’s existing and future indebtedness that is either (i) unsecured or (ii) secured by a junior priority lien on the Collateral, in each case, to the extent of the assets comprising the Collateral (as defined under the caption “— Security”);

•	are effectively subordinated in right of payment to all of the Company’s existing and future indebtedness and other obligations that are either (i) secured by assets that are not part of the Collateral or (ii) secured by a prior lien on the Collateral (including, without limitation, the ABL Facility with respect to the ABL Priority Collateral), in each case, to the extent of such assets; and

•	are structurally subordinated in right of payment to all existing and future indebtedness and other liabilities of any Subsidiary of the Company that is not a Guarantor.

As of June 30, 2011:

•	the Company had $758.4 million of indebtedness (including the Notes and borrowings under the ABL Facility Agreement and excluding approximately $57.1 million of outstanding letters of credit) all of which (other than $60.0 million of the Convertible Notes) ranked equally in right of payment with the Notes;

•	other than capital lease obligations and certain similar purchase money obligations and indebtedness in connection with the ABL facility, the Company did not have any indebtedness that is either (i) secured by assets that are not part of the Collateral or (ii) secured by a prior lien on the Collateral;

•	the Company and its subsidiaries had up to $200.0 million of additional availability under the ABL Facility Agreement, subject to certain borrowing base calculations and outstanding letters of credit; and

•	the Company’s subsidiaries had $662.6 million of indebtedness and other liabilities (excluding intercompany liabilities).

As of June 30, 2011, the Company’s subsidiaries accounted for $1,351.4 million, or 61%, of the Company’s consolidated assets and $662.6 million, or 37%, of the Company’s consolidated liabilities (excluding intercompany liabilities).

Principal, Maturity and Interest

The Notes will mature on February 1, 2018. Additional Notes (“Additional Notes”) may be issued from time to time, subject to the limitations set forth under the captions “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness” and “— Certain Covenants — Limitation on Liens.” The Additional Notes will be secured, equally and ratably with the Notes and any Permitted Additional Pari Passu Obligations, by the Note Lien on the Collateral described under the caption ‘‘— Security.” Interest on the Notes will accrue at the rate of 8 5/8% per annum. Interest on the Notes will be payable semiannually in cash on each February 1 and August 1, commencing on August 1, 2011, to the persons who are registered Holders at the close of business on the January 15 and July 15 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the date of issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

The Notes will not be entitled to the benefit of any mandatory sinking fund.

Security

The obligations of the Company with respect to the Notes and the performance of all other obligations of the Company under the Senior Secured Note Documents are secured equally and ratably (together with any other Permitted Additional Pari Passu Obligations) by (i) second-priority security interests, subject to Permitted Collateral Liens, in the ABL Priority Collateral (other than Excluded Assets) and (ii) first-priority security interests, subject to Permitted Collateral Liens, in the following assets of the Company, in each case whether now owned or hereafter acquired (other than Excluded Assets) (the “Notes Priority Collateral” and, together with the ABL Priority Collateral, the “Collateral”):

•	all of the Capital Stock held by, and all intercompany debt (except to the extent constituting ABL Priority Collateral) owed to, the Company; provided that in the event that Rule 3-16 of Regulation S-X under the Securities Act requires (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would require) the filing with the Securities and Exchange Commission (the “Commission”) of separate financial statements of any Subsidiary of the Company due to the fact that such Subsidiary’s Capital Stock or other securities secures the Notes or Permitted Additional Pari Passu Obligations, then the Capital Stock and such other securities of such Subsidiary will automatically be deemed not to be part of the Collateral securing the Notes and any Permitted Additional Pari

Passu Obligations affected thereby but only to the extent necessary to not be subject to such requirement and only for so long as required to not be subject to such requirement;

•	all of the Company’s right, title and interest in the following owned real properties (including all fixtures, easements and appurtenances relating thereto and all other improvements, accessions, alterations, replacements and repairs thereto and all leases, rents and other income, issues or profits derived therefrom or relating thereto) (the “Issue Date Mortgaged Property”):

Addresses of Issue Date Mortgaged Property

2700 South Indiana Street
Vernon, Los Angeles County, California

3639 Joy Road
Columbus, Muscogee County, Georgia

913 South 10th Street
Manchester, Delaware County, Iowa

2601 West Mount Pleasant Boulevard and
4000 South Delaware Drive
Muncie, Delaware County, Indiana

413 East Berg Road
Salina, Saline County, Kansas

3001 Fairfax Trafficway/3025 (3015)
Fairfax Trafficway/3035 Fairfax Trafficway
Kansas City, Wyandotte County, Kansas

2400 Brooklawn Drive
Baton Rouge, East Baton Rouge Parish, Louisiana

25102 Holt 250 Road
Forest City, Holt County, Missouri

829 Paramount Avenue
Lampeter, Lancaster County, Pennsylvania

100, 131 and 200 Spring Valley/Nolan
Reading, Berks County, Pennsylvania

364 Exide Drive
Bristol, Sullivan County, Tennessee

7471 Fifth Street
Frisco, Collin County, Texas

•	all right, title and interest of the Company in any owned real property (including all fixtures, easements and appurtenances relating thereto and all other improvements, accessions, alterations, replacements and repairs thereto and all leases, rents and other income, issues or profits derived therefrom or relating thereto) acquired by the Company after the Issue Date individually having a fair market value in excess of $2.5 million (determined at the time of acquisition thereof) (the “After Acquired Mortgaged Property” and, together with the Issue Date Mortgaged Property, the “Mortgaged Property”);

•	the Collateral Account and all Trust Monies;

•	substantially all of the other tangible and intangible property and assets of the Company, other than the ABL Priority Collateral; and

•	general intangibles, instruments, books and records and supporting obligations related to the foregoing and proceeds and products of the foregoing (in each case, except to the extent constituting ABL Priority Collateral).

With respect to the first bullet above, in the event that Rule 3-16 of Regulation S-X under the Securities Act requires or is amended, modified or interpreted by the Commission to permit (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, which would permit) such Subsidiary’s Capital Stock and other securities to secure the Notes in excess of the amount then pledged without the filing with the Commission of separate financial statements of such Subsidiary, then the Capital Stock and other securities of such Subsidiary will automatically be deemed to be a part of the Collateral for the Notes but only to the extent necessary to not be subject to any such financial statement requirement.

“Excluded Assets” includes, among other things, the following assets of the Company:

(i) assets located outside the United States to the extent a Lien on such assets cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Company;

(ii) to the extent not constituting collateral for the ABL Obligations, (x) assets and proceeds thereof securing Indebtedness permitted to be incurred under clause (9) or (15) of the definition of Permitted Indebtedness to the extent such Indebtedness prohibits the granting of a security interest in such assets and proceeds thereof and (y) assets and proceeds thereof subject to Liens pursuant to clause (15) of the definition of “Permitted Liens” to the extent and for so long as the agreements relating to such Liens prohibit such assets from being Collateral;

(iii) (x) the voting Capital Stock of Foreign Subsidiaries in excess of 65% of the voting rights of all such Capital Stock in each such Foreign Subsidiary and (y) any Capital Stock of a Person that is not a Subsidiary of the Company to the extent, and for so long as, a pledge of such Capital Stock is prohibited by such Person’s organizational documents or any shareholders agreement or joint venture agreement relating to such Capital Stock;

(iv) any (x) real properties leased by the Company as tenant, (y) owned real property of the Company existing as of the Issue Date that is not an Issue Date Mortgaged Property, and (z) owned real property acquired by the Company after the Issue Date individually having a fair market value not in excess of $2.5 million (determined at the time of acquisition thereof);

(v) motor vehicles, aircraft and other assets subject to certificates of title to the extent that a Lien therein cannot be perfected by the filing of UCC financing statements in the jurisdictions of organization of the Company;

(vi) any contract, lease, license or other agreement to the extent that and for so long as the grant of a security interest therein would violate applicable law or result in the invalidation thereof, or provide any party thereto with a right of termination with respect thereto (in each case, after giving effect to applicable provisions of the UCC);

(vii) (x) deposit accounts the balance of which consists exclusively of withheld income taxes, employment taxes, or amounts required to be paid over to certain employee benefit plans, and (y) segregated deposit accounts constituting tax, payroll and trust accounts;

(viii) any intellectual property if the grant of a security interest therein would result in the invalidation of the grantor’s interest therein;

(ix) any property or assets owned by a Foreign Subsidiary or a Subsidiary that, in each case, is not required to be a Guarantor of the Notes;

(x) any Government Grant Property to the extent and for so long as any applicable law, rule or regulation governing the grant related to such Government Grant Property prohibits or otherwise restricts such Government Grant Property from being encumbered or subject to any Lien or other similar restriction; and

(xi) proceeds and products of any and all of the foregoing excluded assets described in clauses (i) through (x) above only to the extent such proceeds and products would constitute property or assets of the type described in clauses (i) through (x) above.

The Collateral is pledged pursuant to security agreements, dated as of the Issue Date, by and between the Company and the Collateral Agent (as amended, modified, restated, supplemented or replaced from time to time in accordance with its terms, collectively, the “Security Agreement”), and one or more mortgages, deeds of trust or deeds to secure indebtedness (as amended, modified, restated, supplemented or replaced from time to time in accordance with their respective terms, collectively, the “Mortgages”) or other grants or transfers for security executed and delivered by the Company to the Collateral Agent for the benefit of the Collateral Agent, the Trustee, the Holders and the holders of any Permitted Additional Pari Passu Obligations. For the avoidance of doubt, no assets of any Subsidiary of the Company (except to the extent that any such Subsidiary becomes a Guarantor in accordance with the covenant described under the caption “— Certain Covenants — Subsidiary Guarantees”) (including any Capital Stock owned by any such Subsidiary) constitutes Collateral.

So long as no Event of Default and no event of default under any Permitted Additional Pari Passu Obligations has occurred and is continuing, and subject to certain terms and conditions, the Company is entitled to exercise any voting and other consensual rights pertaining to all Capital Stock pledged pursuant to the Security Documents and to remain in possession and retain exclusive control over the Collateral (other than as set forth in the Security Documents), to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon. Subject to the terms and provisions of the Security Documents, upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations and to the extent permitted by law and following notice by the Collateral Agent to the Company:

(1) all of the rights of the Company to exercise voting or other consensual rights with respect to all Capital Stock included in the Collateral shall cease, and all such rights shall become vested, subject to the terms of the Intercreditor Agreement, in the Collateral Agent, which, to the extent permitted by law, shall have the sole right to exercise such voting and other consensual rights; and

(2) the Collateral Agent may, subject to the terms of the Intercreditor Agreement, take possession of and sell the Collateral or any part thereof in accordance with the terms of the Security Documents.

Upon the occurrence and during the continuance of an Event of Default or an event of default under any Permitted Additional Pari Passu Obligations, the Collateral Agent will be permitted, subject to applicable law and the terms of the Security Documents and the Intercreditor Agreement, to exercise remedies and sell the Collateral under the Security Documents only at the direction of the agents or representatives (including the Trustee in the case of the Holders) who are authorized to act on behalf of the Holders or the holders of any Permitted Additional Pari Passu Obligations, as applicable, or at the direction of the holders of a majority in the principal amount of the outstanding Notes and any outstanding Permitted Additional Pari Passu Obligations voting as a single class.

Subject to certain limitations and exceptions, the Indenture and the Security Documents require that the Company grant to the Collateral Agent, for the benefit of itself and the Trustee, the Holders and the holders of any Permitted Additional Pari Passu Obligations, a first-priority Lien (subject to Permitted Collateral Liens) on all property acquired after the Issue Date by the Company of the kinds described above as Notes Priority Collateral (other than Excluded Assets) and a second-priority Lien on property acquired after the Issue Date on property of the type covered by the definition of “ABL Priority Collateral” (other than Excluded Assets).

The proceeds from the sale of the Collateral may not be sufficient to satisfy the obligations owed to the Holders. By its nature some or all of the Collateral is and will be illiquid and may have no readily ascertainable market value. Accordingly, the Collateral may not be able to be sold in a short period of time, if salable. See “Risk Factors — The value of the security interest in the collateral securing the notes may not be sufficient to satisfy all our obligations under the notes.”

Although the Security Agreement requires the Company to use commercially reasonable efforts in order to grant a security interest to the Collateral Agent in such Collateral within the time frames set forth in the

Security Agreement and to take certain actions in order to perfect such security interest, no assurance can be given that such security interest will be granted or perfected on a timely basis. See “Risk Factors — The value of the security interest in the collateral securing the notes may not be sufficient to satisfy all our obligations under the notes” and “Risk Factors — Any future pledge of collateral might be avoidable in bankruptcy.”

Intercreditor Agreement

The Collateral Agent, on its behalf and on behalf of the Trustee, the Holders and the holders of any Permitted Additional Pari Passu Obligations, the ABL Facility Collateral Agent, on its behalf and on behalf of the holders of the ABL Obligations, and the Company have entered into an intercreditor agreement dated as of the Issue Date (the “Intercreditor Agreement”) that sets forth the relative priority of the ABL Liens and the Note Liens, as well as certain other rights, priorities and interests of the Collateral Agent, the Trustee, the Holders and the holders of any Permitted Additional Pari Passu Obligations, on the one hand, and the holders of the ABL Obligations, on the other hand. The Intercreditor Agreement provides, among other things:

•	Lien Priority and Similar Liens. Notwithstanding the time, order or method of creation or perfection of any ABL Obligations, ABL Liens, Indenture Obligations or any Permitted Additional Pari Passu Obligations or the Note Liens (or the enforceability of any such Obligations and Liens), (i) the ABL Liens on the ABL Priority Collateral will rank senior to any Note Liens on the ABL Priority Collateral and (ii) the Note Liens on the Notes Priority Collateral will rank senior to any ABL Liens on the Notes Priority Collateral. Other than with respect to all or a portion of the Capital Stock of certain Foreign Subsidiaries and the assets of Foreign Subsidiaries in each case, which secure the ABL Obligations, the Collateral for the ABL Obligations and the Indenture Obligations and any Permitted Additional Pari Passu Obligations will at all times be substantially the same.

•	Prohibition on Contesting Liens and Obligations. No Holder or holder of any Permitted Additional Pari Passu Obligations may contest the validity or enforceability of the ABL Liens or the ABL Obligations, and no holder of any ABL Obligations may contest the validity or enforceability of the Note Liens, the Indenture Obligations or any Permitted Additional Pari Passu Obligations.

•	Exercise of Remedies and Release of Liens. For a period of 270 days (subject to extension for any period during which the ABL Facility Collateral Agent is diligently pursuing remedies against the ABL Priority Collateral or is prohibited by applicable law from pursuing such remedies) commencing on the later of (x) the acceleration of the Indenture Obligations or any Permitted Additional Pari Passu Obligations and (y) the ABL Facility Collateral Agent receiving notice of such acceleration from the Collateral Agent, the ABL Facility Collateral Agent will have the sole power to exercise remedies against the ABL Priority Collateral (subject to the right of the Collateral Agent and the Holders and the holders of any Permitted Additional Pari Passu Obligations to take limited protective measures with respect to the Note Liens and to take certain actions that would be permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the ABL Priority Collateral. For a period of 270 days (subject to extension for any period during which the Collateral Agent is diligently pursuing remedies against the Notes Priority Collateral or is prohibited by applicable law from pursuing such remedies) commencing on the later of (x) the acceleration of the ABL Obligations and (y) the Collateral Agent receiving notice of such acceleration from the ABL Facility Collateral Agent, the Collateral Agent will have the sole power to exercise remedies against the Notes Priority Collateral (subject to the right of the ABL Facility Collateral Agent and the holders of ABL Obligations to take limited protective measures and certain actions permitted to be taken by unsecured creditors) and to foreclose upon and dispose of the Notes Priority Collateral. Upon any sale of any ABL Priority Collateral in connection with any enforcement action consented to by the ABL Facility Collateral Agent which results in the release of the ABL Lien on such item of ABL Priority Collateral, the Note Lien on such item of ABL Priority Collateral will be automatically released. Upon any sale of any Notes Priority Collateral in connection with any enforcement action consented to by the Collateral Agent which results in the release of the Note Lien on such item of Notes Priority Collateral, the ABL Lien on such item of Notes Priority Collateral will be automatically released.

•	ABL Facility Collateral Agent’s Access and Use Rights. The Collateral Agent will permit the ABL Facility Collateral Agent to have access to and use of certain items of Notes Priority Collateral prior to, and for a period of up to 270 days (subject to extension during periods when the ABL Facility Collateral Agent is prohibited by law from exercising such rights) following the foreclosure upon such item of Notes Priority Collateral by the Collateral Agent in order to facilitate the ABL Facility Collateral Agent’s exercise of remedies with respect to the ABL Priority Collateral.

•	Tracing of Collateral and Treatment of Cash. Prior to the commencement of an exercise of remedies against any Collateral by the ABL Facility Collateral Agent or the Collateral Agent or an insolvency or liquidation proceeding, whether any asset was acquired with “proceeds” (within the meaning of the UCC) of ABL Priority Collateral or Notes Priority Collateral will be disregarded for purposes of determining whether such asset constitutes ABL Priority Collateral or Notes Priority Collateral.

•	Application of Proceeds and Turn-Over Provisions. In connection with any enforcement action with respect to the Collateral or any insolvency or liquidation proceeding, all proceeds of (x) ABL Priority Collateral will first be applied to the repayment of all ABL Obligations before being applied to any Indenture Obligations or any Permitted Additional Pari Passu Obligations and (y) Notes Priority Collateral will first be applied to the repayment of all Indenture Obligations and any Permitted Additional Pari Passu Obligations before being applied to any ABL Obligations. If any Holder or any holder of a Permitted Additional Pari Passu Obligation or ABL Obligation receives any proceeds of Collateral in contravention of the foregoing, such proceeds will be turned over to the Collateral Agent or ABL Facility Collateral Agent, as applicable, for application in accordance with the foregoing.

•	Amendment and Refinancings. The ABL Obligations, the Indenture Obligations and any Permitted Additional Pari Passu Obligations may be amended or Refinanced subject to continuing rights and obligations of the holders of such refinancing Indebtedness under the Intercreditor Agreement.

•	Certain Matters in Connection with Liquidation and Insolvency Proceedings.

•	Debtor-in-Possession Financings. In connection with any insolvency or liquidation proceeding of the Company, the ABL Facility Collateral Agent may consent to certain debtor-in-possession financings secured by a Lien on the ABL Priority Collateral ranking prior to the Note Lien on such ABL Priority Collateral or to the use of cash collateral constituting proceeds of ABL Priority Collateral without the consent of any Holder or any holder of Permitted Additional Pari Passu Obligations, and no Holder or holder of a Permitted Additional Pari Passu Obligation shall be entitled to object to such use of cash collateral or debtor-in-possession financing or seek “adequate protection” in connection therewith (other than in the form of a junior lien on any additional items of collateral for the ABL Obligations which are granted in connection with such debtor-in-possession financing or use of cash collateral).

•	Relief from Automatic Stay; Bankruptcy Sales and Post-Petition Interest. No Holder or holder of Permitted Additional Pari Passu Obligation may (x) seek relief from the automatic stay with respect to any ABL Priority Collateral, (y) object to any sale of any ABL Priority Collateral in any insolvency or liquidation proceeding which has been consented to by the ABL Facility Collateral Agent or (z) object to any claim of any holder of ABL Obligations to post-petition interest as a result of its ABL Lien on the ABL Priority Collateral. No holder of any ABL Obligation may (x) seek relief from the automatic stay with respect to any Notes Priority Collateral, (y) object to any sale of any Notes Priority Collateral in any insolvency or liquidation proceeding which has been consented to by the Collateral Agent or (z) object to any claim of any Holder or holder of Permitted Additional Pari Passu Obligations to post-petition interest as a result of its Note Lien on the Notes Priority Collateral.

•	Adequate Protection. No Holder or holder of Permitted Additional Pari Passu Obligations may, except as expressly provided above, seek adequate protection on account of its Note Lien on the ABL Priority Collateral unless (i) the holders of any ABL Obligations have been granted adequate protection in the form of a replacement lien on such ABL Priority Collateral, and (ii) any such lien on ABL Priority Collateral (and on any ABL Priority Collateral granted as adequate protection for the holders of any ABL Obligations in respect of their interest in such ABL Priority Collateral) is subordinated to the liens of the ABL Facility Collateral Agent in such ABL Priority Collateral on the same basis as the other liens of the Collateral Agent on ABL Priority Collateral. No holder of any ABL Obligation may seek adequate protection on account of its ABL Lien on the Notes Priority Collateral unless (i) the Holders or holders of Permitted Additional Pari Passu Obligations have been granted adequate protection in the form of a replacement lien on such Notes Priority Collateral, and (ii) any such lien on Notes Priority Collateral (and on any Notes Priority Collateral granted as adequate protection for the Holders or holders of Permitted Additional Pari Passu Obligations in respect of their interest in such Notes Priority Collateral) is subordinated to the liens of the Collateral Agent in such Notes Priority Collateral on the same basis as the other liens of the ABL Facility Collateral Agent on Notes Priority Collateral.

•	Plans of Reorganization. None of the ABL Facility Collateral Agent, the Collateral Agent nor any holder of any ABL Obligations, any Holder or any holder of Permitted Additional Pari Passu Obligations may support any plan of reorganization in any insolvency or liquidation proceeding which contravenes the intercreditor provisions described above (unless consented to by the ABL Facility Collateral Agent or the Collateral Agent, as applicable, representing the holders of the Liens entitled to the benefit of such contravened intercreditor provisions).

Use and Release of Collateral

Unless an Event of Default or event of default under any Permitted Additional Pari Passu Obligations shall have occurred and be continuing and the Collateral Agent shall have commenced enforcement of remedies under the Security Documents, except as noted below with respect to Trust Monies or to the extent otherwise provided in the ABL Facility Agreement or other documentation governing the ABL Obligations, the Company will have the right to remain in possession and retain exclusive control of the Collateral (other than as set forth in the Security Documents), to freely operate the Collateral and to collect, invest and dispose of any income thereon.

Release of Collateral

The Indenture and the Security Documents provide that the Note Liens will automatically and without the need for any further action by or notice to any Person be released:

(1) in whole or in part, as applicable, as to all or any portion of property subject to such Note Liens which has been taken by eminent domain, condemnation or other similar circumstances;

(2) in whole, as to all property subject to such Note Liens, upon:

(a) satisfaction and discharge of the Indenture as described under the caption “— Satisfaction and Discharge”; or

(b) a defeasance or covenant defeasance of the Indenture as described under the caption “— Legal Defeasance and Covenant Defeasance”;

(3) in part, as to any property that (a) is sold, transferred or otherwise disposed of by the Company (other than to the Company or a Guarantor) in a transaction not prohibited by the Indenture at the time of such sale, transfer or disposition, to the extent of the interest sold, transferred or disposed of or (b) is owned or at any time acquired by a Guarantor that has been released from its Guarantee pursuant to the third paragraph of the covenant described under the caption “— Certain Covenants — Subsidiary Guarantees,” concurrently with the release of such Guarantee;

(4) as to property that constitutes all or substantially all of the Collateral securing the Notes, with the consent of Holders of at least 75% in aggregate principal amount of the Notes then outstanding as provided under the caption “— Modification of the Indenture and Security Documents”;

(5) as to property that constitutes less than all or substantially all of the Collateral securing the Notes, with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding as provided under the caption “— Modification of the Indenture and Security Documents”; and

(6) in part, in accordance with the applicable provisions of the Security Documents and as described above with respect to the Intercreditor Agreement.

The Indenture provides that, to the extent applicable, the Company will cause Section 313(b) of the TIA and Section 314(d) of the TIA to be complied with after qualification of the Indenture pursuant to the TIA. Any certificate or opinion required by Section 314(d) of the TIA may be made by an officer of the Company except in cases where Section 314(d) of the TIA requires that such certificate or opinion be made by an independent Person, which Person will be an independent appraiser or other expert selected or approved by the Trustee. Notwithstanding anything to the contrary in this paragraph, the Company will not be required to comply with all or any portion of Section 314(d) of the TIA if it determines, in good faith based on advice of counsel, that under the terms of Section 314(d) of the TIA and/or any interpretation or guidance as to the meaning thereof of the Commission and its staff, including “no-action” letters or exemptive orders, all or any portion of Section 314(d) of the TIA is inapplicable to released Collateral.

Use of Trust Monies

All Trust Monies shall be held by (or held in an account subject to the control of) the Collateral Agent as a part of the Notes Priority Collateral securing the Notes and any Permitted Additional Pari Passu Obligations and ABL Obligations and, so long as no Event of Default or event of default under any Permitted Additional Pari Passu Obligations shall have occurred and be continuing, may, subject to certain conditions set forth in the Indenture, at the written direction of the Company, be applied from time to time in accordance with the covenant described under the caption “— Certain Covenants — Limitation on Asset Sales” or “— Certain Covenants — Events of Loss,” as applicable, or to the payment of the principal of, premium, if any, and interest on any Notes and any Permitted Additional Pari Passu Obligations at maturity or upon redemption or retirement, in each case, in compliance with the Indenture or to any reinvestment permitted by the Indenture or as otherwise required by the Intercreditor Agreement.

Certain Bankruptcy Limitations

The right of the Collateral Agent to take possession and dispose of the Collateral following an Event of Default or event of default under any Permitted Additional Pari Passu Obligations is likely to be significantly impaired by applicable bankruptcy law if a bankruptcy proceeding were to be commenced by or against the Company prior to the Collateral Agent having taken possession and disposed of the Collateral. Under the U.S. Bankruptcy Code, a secured creditor is prohibited from taking its security from a debtor in a bankruptcy case, or from disposing of security taken from such debtor, without bankruptcy court approval. Moreover, the U.S. Bankruptcy Code permits the debtor in certain circumstances to continue to retain and to use collateral owned as of the date of the bankruptcy filing (and the proceeds, products, offspring, rents or profits of such Collateral) even though the debtor is in default under the applicable debt instruments; provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances. In view of the lack of a precise definition of the term “adequate protection” and the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the Notes could be delayed following commencement of a bankruptcy case, whether or when the Collateral Agent could repossess or dispose of the Collateral, or whether or to what extent Holders would be compensated for any delay in payment or loss of value of the Collateral through the requirement of “adequate protection.”

Furthermore, in the event a bankruptcy court determines the value of the Collateral (after giving effect to any prior Liens) is not sufficient to repay all amounts due on the Notes and any other Permitted Additional Pari Passu Obligations, the Holders and the holders of such other Permitted Additional Pari Passu Obligations would hold secured claims to the extent of the value of the Collateral, and would hold unsecured claims with respect to any shortfall. Applicable bankruptcy laws permit the payment and/or accrual of post-petition interest, costs and attorneys’ fees during a debtor’s bankruptcy case only to the extent the claims are oversecured or the debtor is solvent at the time of reorganization. In addition, if the Company were to become the subject of a bankruptcy case, the bankruptcy court, among other things, may avoid certain prepetition transfers made by the entity that is the subject of the bankruptcy filing, including, without limitation, transfers held to be preferences or fraudulent conveyances.

Redemption

Optional Redemption on and after February 1, 2015

Except as described below, the Notes are not redeemable before February 1, 2015. Thereafter, the Company may redeem the Notes at its option, in whole or in part, at any time, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the principal amount thereof) if redeemed during the twelve-month period commencing on February 1 of the year set forth below:

Year	Percentage

2015	104.313%
2016	102.156%
2017 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest on the Notes redeemed to but not including the date of redemption (subject to the right of Holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date).

Optional Redemption upon Qualified Equity Offerings

At any time, or from time to time, prior to February 1, 2014, the Company may, at its option, use the net cash proceeds of one or more Qualified Equity Offerings to redeem up to 35% of the principal amount of the Notes (including Additional Notes) issued under the Indenture at a redemption price of 108.625% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to but not including the date of redemption (subject to the right of Holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date); provided that

(1) at least 65% of the principal amount of Notes (including Additional Notes that are Notes) issued under the Indenture remains outstanding immediately after any such redemption; and

(2) the Company issues a redemption notice not more than 60 days after the consummation of any such Qualified Equity Offering.

Optional Redemption of up to 10% in any Twelve-Month Period

At any time, or from time to time prior to February 1, 2015 but not more than once in any twelve-month period, the Company may redeem up to 10% of the original aggregate principal amount of the Notes at a redemption price of 103% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to but not including the date of redemption (subject to the right of Holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date).

Optional Redemption with Make-Whole Payment

At any time prior to February 1, 2015 the Company may redeem all or part of the Notes upon not less than 30 nor more than 60 days’ prior notice at a redemption price equal to the sum of (i) 100% of the principal amount thereof, plus (ii) the Applicable Premium as of the date of the redemption, plus (iii) accrued and unpaid interest thereon, if any, to but not including the date of redemption (subject to the right of Holders of record on the relevant record date that is on or prior to the redemption date to receive interest due on the relevant interest payment date).

Open Market Purchases

The Company may acquire Notes by means other than a redemption, whether by tender offer, open market purchases, negotiated transactions or otherwise, in accordance with applicable securities laws, so long as such acquisition does not otherwise violate the terms of the Indenture.

Selection and Notice of Redemption

In the event that the Company chooses to redeem less than all of the Notes, selection of such Notes for redemption will be made by the Trustee either

(1) in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed; or

(2) on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of a principal amount of $2,000 or less shall be redeemed in part. If a partial redemption is made with the proceeds of a Qualified Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, then the notice of redemption that relates to such Note must state the portion of the principal amount thereof to be redeemed. A new Note in a principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the Paying Agent funds in satisfaction of the applicable redemption price.

Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to but not including the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by first-class mail, a notice to each Holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the Paying Agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or if a notice of redemption to redeem all outstanding Notes has been given pursuant to the Indenture as described above under the caption “— Redemption.” A Change of Control Offer may be made in advance of a Change of Control and conditioned upon the Change of Control if a definitive agreement relating to such Change of Control has been entered into at or prior to the time of making the Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing.

Neither the Board of Directors of the Company nor the Trustee may waive the covenant relating to a Holder’s right to require the Company to repurchase Notes upon a Change of Control. Restrictions in the Indenture described herein on the ability of the Company and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments (as defined below) and to make Asset Sales may also make more difficult or discourage a takeover of the Company, whether favored or opposed by the management of the Company. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that the Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of the Company or any of its Subsidiaries by the management of the Company. While such restrictions cover a wide variety of arrangements which have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

The definition of “Change of Control” includes a phrase relating to the sale or other transfer of “all or substantially all” of the assets of the Company. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Company and therefore it may be unclear as to whether a Change of Control has occurred and whether the Holders have the right to require the Company to repurchase such Notes. In addition, under a recent Delaware Chancery Court interpretation of a change of control repurchase requirement with a continuing director provision, a board of directors may approve a slate of shareholder nominated directors without endorsing them or while simultaneously recommending and endorsing its own slate instead. The foregoing interpretation would permit the Company’s Board of Directors to approve a slate of directors that included a majority of dissident directors nominated pursuant to a proxy contest, and the ultimate election of such dissident slate would not constitute a Change of Control that would trigger a Holder’s right to require the Company to make an Change of Control Offer as described above.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and the Company will not permit any of its Restricted Subsidiaries to issue any Preferred Stock; provided, however, that the Company or any Guarantor may incur Indebtedness and any Guarantor may issue Preferred Stock, and, subject to the third paragraph of this covenant, any Foreign Restricted Subsidiary of the Company that is not a Guarantor may incur Indebtedness, in each case if on the date of the incurrence of such Indebtedness or issuance of Preferred Stock, after giving effect to the incurrence or issuance thereof, the Consolidated Fixed Charge Coverage Ratio of the Company would have been greater than 2.0 to 1.0.

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may incur Permitted Indebtedness.

Foreign Restricted Subsidiaries that are not Guarantors may not incur Indebtedness under the first paragraph of this covenant if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the aggregate amount of Indebtedness of Foreign Restricted Subsidiaries that are not Guarantors incurred and then outstanding pursuant to the first paragraph of this covenant would exceed the greater of (x) $200.0 million and (y) 20.0% of Total Assets of all Foreign Restricted Subsidiaries that are not Guarantors at the time of such incurrence.

The Company will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Company or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Company or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

Limitation on Restricted Payments

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on or in respect of shares of the Company’s or any of its Restricted Subsidiaries’ Capital Stock to holders of such Capital Stock (other than (i) dividends or distributions by the Company payable in Qualified Capital Stock of the Company or (ii) dividends or distributions by a Restricted Subsidiary; provided that, in the case of any dividend or distribution payable by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, the Company or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its ownership interest in such class or series of Capital Stock);

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company;

(3) make any principal payment on, purchase, defease, redeem, decrease or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness (other than the purchase, defeasance, redemption, other acquisition or retirement of such Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, defeasance, redemption, other acquisition or retirement); or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”); if at the time of such Restricted Payment or immediately after giving effect thereto:

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness”; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Company or Restricted Subsidiary, as applicable) shall exceed the sum of:

(u) 50% of Consolidated Net Income for the period (taken as one accounting period) commencing on the first day of the fiscal quarter beginning following the quarter in which the Issue Date occurs to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which internal financial statements are available (or, if such Consolidated Net Income shall be a deficit, minus 100% of such aggregate deficit), plus

(v) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by the Company from any Person (other than a Subsidiary of the Company) from the issuance and sale subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) of Qualified Capital Stock of the Company (but excluding any debt security that is convertible into or exchangeable for Qualified Capital Stock); plus

(w) without duplication of any amounts included in clause (iii)(v) above, 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities of any equity contribution received by the Company from a holder of the Company’s Qualified Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(v) and (w), any net cash proceeds from a Qualified Equity Offering to the extent used to redeem the Notes in compliance with the provisions set forth under the caption “— Redemption — Optional Redemption upon Qualified Equity Offerings”); plus

(x) 100% of the aggregate amount by which Indebtedness incurred by the Company or any Restricted Subsidiary subsequent to the Issue Date is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) into Qualified Capital Stock of the Company (less the amount of any cash, or the fair value of assets, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); plus

(y) 100% of the aggregate amount received in cash and the fair market value, as determined in good faith by the Board of Directors of the Company, of property and marketable securities received by means of (A) the sale or other disposition (other than to the Company or a Restricted Subsidiary) of all or any portion of any Restricted Investments made by the Company or its Restricted Subsidiaries (other than Restricted Investments made pursuant to clause (12) of the next paragraph) and repurchases and redemptions of such Restricted Investments from the Company or its Restricted Subsidiaries and repayments of or interest payments made in respect of any loans or advances which constitute Restricted Investments by the Company or its Restricted Subsidiaries or any dividends or other distributions made or payments made with respect to any Restricted Investment by the Company or any Restricted Subsidiary (other than Restricted Investments made pursuant to clause (12) of the next paragraph) or (B) the sale (other than to the Company or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary or a dividend from an Unrestricted Subsidiary (in each case, other than any Unrestricted Subsidiary to the extent funded with Restricted Investments made pursuant to clause (12) of the next paragraph); plus

(z) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger or consolidation of an Unrestricted Subsidiary into the Company or a Restricted Subsidiary or the transfer of assets of an Unrestricted Subsidiary to the Company or a Restricted Subsidiary (in each case, other than any Unrestricted Subsidiary to the extent funded with Restricted Investments made pursuant to clause (12) of the next paragraph), the fair market value of the Investment in such Unrestricted Subsidiary, as determined in good faith by the Board of Directors of the Company at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, consolidation or transfer of assets.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1) the payment of any dividend or other distribution within 60 days after the date of declaration of such dividend or other distribution if the dividend or other distribution would have been permitted on the date of declaration;

(2) the acquisition of any shares of Capital Stock of the Company either (i) solely in exchange for shares of Qualified Capital Stock of the Company or (ii) through the application of net proceeds of a substantially concurrent sale (other than to a Subsidiary of the Company) of shares of Qualified Capital Stock of the Company;

(3) the redemption, repurchase, defeasance, retirement or other acquisition of any Subordinated Indebtedness either (i) solely in exchange for shares of Qualified Capital Stock of the Company, (ii) through the application of net proceeds of a substantially concurrent sale or incurrence (other than to a Subsidiary of the Company), as applicable, of (a) shares of Qualified Capital Stock of the Company, or (b) Refinancing Indebtedness or (iii) upon a Change of Control or in connection with an Asset Sale to the extent required by the agreement governing such Subordinated Indebtedness but only if the Company shall have complied with the covenants described under the captions “Change of Control” and “— Limitation on Asset Sales” and purchased all Notes validly tendered pursuant to the relevant offer prior to redeeming such Subordinated Indebtedness;

(4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Company of Capital Stock of the Company from current or former officers, directors, employees and consultants of the Company or any of its Subsidiaries or their authorized representatives (or their transferees, estates or beneficiaries under their estates) upon the death, disability, severance or termination of employment of such employees or termination of their seat on the board of the Company or any Subsidiary in an aggregate amount not to exceed (A) $2.5 million in any calendar year with unused amounts being available to be used in succeeding calendar years subject to a maximum of $5.0 million in any calendar year (without giving effect to clauses (B) and (C)) plus (B) the amount of any net cash proceeds received by or contributed to the Company from the issuance and sale after the Issue Date of Qualified Capital Stock of the Company to its officers, directors, employees or consultants (provided that the net cash proceeds of such issuance or contribution shall be excluded from clauses (iii)(v) and (w) above) plus (C) the net cash proceeds of any “key-man” life insurance policies;

(5) the redemption, repurchase, retirement or other acquisition of any Capital Stock of the Company upon the exercise or vesting of warrants, options or similar rights if such Capital Stock constitutes all or a portion of the exercise price or is surrendered in connection with satisfying any federal or state income tax obligation incurred in connection with such exercise or vesting;

(6) the declaration and payment of regularly scheduled or accrued dividends or distributions to (i) the holders of any class or series of Disqualified Capital Stock of the Company or any Restricted Subsidiary issued on or after the date of the Indenture in accordance with the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness” or (ii) the holders of any class or series of Preferred Stock (other than Disqualified Capital Stock) of the Company or any Guarantor issued after the date of the Indenture; provided that (x) at the time of such issuance and after giving pro forma effect thereto, the Company would have been able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness” and (y) the net cash proceeds of such issuance of Preferred Stock shall be excluded from clause (iii)(v) above;

(7) Investments that are made with Excluded Contributions;

(8) the repurchase, redemption or other acquisition for value of Capital Stock of the Company representing fractional shares of such Capital Stock in connection with a merger, consolidation, amalgamation or other combination involving the Company;

(9) the redemption, repurchase, retirement or other acquisition, in each case for nominal value per right, of any rights granted to all holders of Common Stock of the Company pursuant to any stockholders’ rights plan, including, without limitation, the Rights Plan, adopted for the purpose of protecting stockholders from unfair takeover tactics; provided that any such redemption, repurchase, retirement or other acquisition of such rights shall not be for the purpose of evading the limitations of this covenant;

(10) so long as no Default or Event of Default shall have occurred and be continuing, the redemption, repurchase, defeasance, retirement or other acquisition of the Convertible Notes;

(11) so long as no Default or Event of Default shall have occurred and be continuing, the declaration and payment of dividends to holders of Common Stock of the Company in an aggregate amount not to exceed $10.0 million in any fiscal year; and

(12) so long as no Default or Event of Default shall have occurred and be continuing, other Restricted Payments, in an aggregate amount which, when taken together with all other Restricted Payments pursuant to this clause (12), does not exceed $30.0 million at any one time outstanding.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (11) and, to the extent of any proceeds that increase the amount available for Restricted Payments pursuant to (iii)(v) above, (2)(ii) and (3)(ii)(a) shall be included in such calculation. The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this covenant (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Company’s Board of Directors);

(2) at least 75% of the consideration received by the Company or such Restricted Subsidiary, as the case may be, from such Asset Sale shall be in the form of cash or Cash Equivalents; provided that the following shall be deemed to be cash for purposes of this provision:

(a) the fair market value of (i) any assets (other than securities) received by the Company or any Restricted Subsidiary to be used by it in a Permitted Business and (ii) Capital Stock in a Person that is a Restricted Subsidiary or in a Person engaged in a Permitted Business that shall become a Restricted Subsidiary immediately upon the acquisition of such Person;

(b) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received since the date of the Indenture pursuant to this clause (b) that is at that time outstanding, not to exceed $25.0 million at the time of the receipt of such Designated Non-cash Consideration (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(c) the amount of any securities, notes or other obligations received from such transferee that are within 180 days converted by the Company or such Restricted Subsidiary to cash; and

(d) the amount of any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or such Restricted Subsidiary (other than (x) in the case of an Asset Sale not involving Collateral, Subordinated Indebtedness or (y) in the case of an Asset

Sale involving Collateral, unsecured Indebtedness or Indebtedness secured by a junior priority lien on the Collateral) that are assumed by the transferee of any such assets; and

(3) if such Asset Sale involves the disposition of Notes Priority Collateral or, after the Discharge of ABL Obligations, the disposition of ABL Priority Collateral, the Net Cash Proceeds thereof shall be paid directly by the purchaser of the Collateral to the Collateral Agent for deposit into the Collateral Account pending application in accordance with the provisions described below, and, if any property other than cash or Cash Equivalents is included in such Net Cash Proceeds, such property shall be made subject to the Note Liens; and

(4) upon the consummation of an Asset Sale, the Company shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 364 days of receipt thereof:

(a) to the extent such Net Cash Proceeds constitute proceeds from the sale of (x) ABL Priority Collateral or assets that are not Collateral, to repay permanently any Indebtedness under the ABL Facility Agreement or any other Credit Facility then outstanding as required by the terms thereof (and to effect a permanent reduction in the availability under the ABL Facility Agreement or any other Credit Facility) or (y) assets of a Restricted Subsidiary that is not a Guarantor, to repay Indebtedness of a Restricted Subsidiary that is not a Guarantor;

(b) to acquire (or enter into a legally binding agreement to acquire) all or substantially all of the assets of, or a majority of the Voting Stock of, a Permitted Business; provided that to the extent such Net Cash Proceeds are received in respect of Notes Priority Collateral, such Net Cash Proceeds are applied to acquire assets substantially all of which constitute Notes Priority Collateral;

(c) to make a capital expenditure; provided that to the extent such Net Cash Proceeds are received in respect of Notes Priority Collateral, such expenditures shall relate to Notes Priority Collateral;

(d) to invest the Net Cash Proceeds (or enter into a legally binding agreement to invest) in Replacement Assets; provided that to the extent such Net Cash Proceeds are received in respect of Notes Priority Collateral, substantially all of such Replacement Assets constitute Notes Priority Collateral; or

(e) any combination of prepayment and investment permitted by the foregoing clauses (4)(a), (4)(b), (4)(c) and (4)(d).

Pending the final application of such Net Cash Proceeds (other than Net Cash Proceeds that constitute Trust Monies), the Company may temporarily reduce borrowings under the ABL Facility Agreement or any other revolving credit facility. On the 365th day after an Asset Sale or such earlier date, if any, on which the Board of Directors of the Company or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clauses (4)(a), (4)(b), (4)(c), (4)(d) or (4)(e) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (4)(a), (4)(b), (4)(c), (4)(d) or (4)(e) of the preceding paragraph (each, a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) to all Holders and (x) in the case of Net Cash Proceeds from an Asset Sale of Notes Priority Collateral, to the holders of any Permitted Additional Pari Passu Obligations to the extent required by the terms thereof or (y) in the case of any other Net Cash Proceeds, to all holders of other Pari Passu Indebtedness to the extent required by the terms thereof, in each case, to purchase or redeem the Notes and such Permitted Additional Pari Passu Obligations or other Pari Passu Indebtedness, as the case may be, on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders (and holders of any such Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness, as the case may be) on a pro rata basis, that amount of Notes (and Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness, as the case may be) equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes (and Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness, as the case may be) to be purchased, plus accrued and unpaid interest thereon, if any, to but not including the date of purchase; provided, however, that if at any time any non-cash consideration received by the Company or any Restricted Subsidiary of the Company, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company shall have no obligation to make a Net Proceeds Offer under this covenant until the date which is 10 Business Days after the date on which there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $20.0 million resulting from one or more Asset Sales (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $20.0 million, shall be applied as required pursuant to the preceding paragraph).

Each Net Proceeds Offer will be mailed to the record Holders as shown on the register of Holders following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (except that no partial purchase will be permitted that would result in a Note having a remaining principal amount of less than $2,000) in exchange for cash. To the extent Holders properly tender Notes and holders of Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness, as the case may be, properly tender such Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness, as the case may be in an amount exceeding the Net Proceeds Offer Amount, the tendered Notes and Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness, as the case may be, will be purchased on a pro rata basis based on the aggregate amounts of Notes and Permitted Additional Pari Passu Obligations or Pari Passu Indebtedness tendered, as the case may be, (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of Notes tendered). A Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. If any Net Cash Proceeds remain after the consummation of any Net Proceeds Offer, the Company may use those Net Cash Proceeds for any purpose not otherwise prohibited by the Indenture; provided that any such remaining Net Cash Proceeds shall to the extent received in respect of Notes Priority Collateral remain subject to the Lien of the Security Documents and shall continue to constitute Trust Monies. Upon completion of each Net Proceeds Offer, the amount of Net Cash Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue thereof.

Events of Loss

In the event of an Event of Loss, the Company or the affected Restricted Subsidiary of the Company, as the case may be, may apply the Net Loss Proceeds from such Event of Loss to the rebuilding, repair, replacement or construction of improvements to the Notes Priority Collateral affected by such Event of Loss, with no concurrent obligation to offer to purchase any of the Notes; provided, however, that the Company delivers to the Trustee, within 90 days of receipt of such Net Loss Proceeds, an Officers’ Certificate certifying that the Company has available from such Net Loss Proceeds or other sources sufficient funds to complete such rebuilding, repair, replacement or construction.

Any Net Loss Proceeds that are not reinvested or not permitted to be reinvested as provided in the previous sentence will be deemed to be “Excess Loss Proceeds.” When the aggregate amount of Excess Loss Proceeds exceeds $20.0 million, within thirty days thereof, or earlier at the option of the Company, the Company will make an offer (an “Event of Loss Offer”) to all Holders of Notes and to the holders of any Permitted Additional Pari Passu Obligations to the extent required by the terms thereof to purchase or redeem the Notes and such Permitted Additional Pari Passu Obligations in an amount equal to the maximum principal amount thereof that may be purchased out of the Excess Loss Proceeds. The offer price in any Event of Loss Offer will be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, and will be payable in cash. Each Event of Loss Offer will be mailed to the record Holders as shown on the register of Holders, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Event of Loss Offer, Holders may elect to tender their Notes in whole or in part in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof (except that no partial purchase will be permitted that would result in a Note having a remaining principal amount of less than $2,000) in exchange for cash. To the extent Holders properly tender Notes and holders of Permitted Additional Pari Passu Obligations properly tender such Permitted Additional Pari Passu Obligations in an amount exceeding the Excess Loss Proceeds, the tendered Notes and Permitted Additional Pari Passu Obligations will be purchased on a pro rata basis based on the aggregate amounts of Notes and Permitted Additional Pari Passu Obligations tendered (and the Trustee shall select the tendered Notes of tendering Holders on a pro rata basis based on the amount of Notes tendered). An Event of Loss Offer shall remain open for a period of 20 Business Days or such longer period as may be required by law. If any Excess Loss Proceeds remain after consummation of any Event of Loss Offer, the Company may use those Excess Loss Proceeds for any purpose not otherwise prohibited by the Indenture; provided that any such remaining Excess Loss Proceeds shall remain subject to the Lien of the Security Documents and shall continue to constitute Trust Monies. Upon completion of each Event of Loss Offer, the amount of Excess Loss Proceeds will be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to an Event of Loss Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Event of Loss” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Event of Loss” provisions of the Indenture by virtue thereof.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock (it being understood that the priority of any Preferred Stock issued by a Restricted Subsidiary in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid by such Restricted Subsidiary on its common stock will not be deemed an encumbrance or restriction on its ability to make distributions on its Capital Stock);

(2) make loans or advances to the Company or any other Restricted Subsidiary or pay any Indebtedness or other obligation owed to the Company or any other Restricted Subsidiary of the Company (it being understood that the subordination in right of payment of any obligation owed by a Restricted Subsidiary to any other obligation owed by such Restricted Subsidiary will not be deemed an encumbrance or restriction on its ability to pay such obligation); or

(3) transfer any of its property or assets to the Company or any other Restricted Subsidiary of the Company, except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) the Indenture, the Notes, the Exchange Notes, if any, issued in exchange for the Notes issued on the Issue Date, the Guarantees (including any Guarantees related to the Exchange Notes), if any, and the Security Documents;

(c) customary non-assignment provisions of any contract or any lease governing a leasehold interest or any license agreement of any Restricted Subsidiary of the Company or customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business;

(d) any agreement or other instrument (including those governing Acquired Indebtedness or Capital Stock) of a Person, or any encumbrance or restriction on the property of such Person, acquired by the Company or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which agreement, encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) encumbrances or restrictions existing and in effect on the Issue Date, to the extent and in the manner such encumbrances or restrictions are in effect on the Issue Date;

(f) encumbrances or restrictions existing under the ABL Facility Agreement as in effect on the Issue Date or pursuant to amendments or modifications thereto; provided, however, that the provisions relating to such encumbrances or restrictions contained in any such amendment or modification are not materially more restrictive with respect to such encumbrances and restrictions, taken as a whole (as determined by the Board of Directors of the Company in its reasonable and good faith judgment), than the provisions relating to such encumbrances or restrictions contained in ABL Facility Agreement as in effect on the Issue Date;

(g) restrictions on the transfer of assets or property subject to any Lien permitted under the Indenture imposed by the holder of such Lien or any agreement or instrument with respect thereto;

(h) encumbrances or restrictions imposed by any asset sale agreement, sale-leaseback agreement, stock sale agreement or other agreement to sell assets or Capital Stock, in each case, permitted under the Indenture, to any Person pending the closing of such sale, which restricts distributions by such Restricted Subsidiary or transfers of the assets that are the subject of such agreement;

(i) any Purchase Money Note or other Indebtedness or contractual requirements incurred with respect to a Qualified Receivables Transaction relating exclusively to a Receivables Entity that, in the good faith determination of the Board of Directors, are necessary to effect such Qualified Receivables Transaction;

(j) customary provisions in joint venture agreements, partnership agreements, limited liability company, organizational and governance documents or other similar agreements (in each case relating solely to the respective joint venture, partnership, limited liability company or similar entity or the equity interests therein) entered into in the ordinary course of business;

(k) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b), (d), (e) and (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are not materially more restrictive with respect to such encumbrances and restrictions, taken as a whole (as determined by the Board of Directors of the Company in its reasonable and good faith judgment), than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (f);

(l) any other agreement governing Indebtedness entered into after the Issue Date that contains encumbrances and restrictions (x) that are not materially more restrictive than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date, (y) with respect to any Indebtedness incurred pursuant to clauses (2), (14) and (15) of the definition of “Permitted Indebtedness” and the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness,” that are not materially more restrictive, taken as a whole (as determined by the Board of Directors of the Company in its reasonable and good faith judgment), than those imposed pursuant to the ABL Facility Agreement as in effect on the Issue Date or (z) that are not reasonably expected to make the Company unable to make principal or interest payments on the Notes, as determined in good faith by the Board of Directors of the Company;

(m) Purchase Money Indebtedness or Capitalized Lease Obligations incurred in compliance with the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness”; provided that such encumbrances or restrictions only apply to the property or assets acquired with such Purchase Money Indebtedness or Capitalized Lease Obligations;

(n) encumbrances or restrictions arising out of Permitted Tax Abatement Transactions; provided that such encumbrances or restrictions only apply to the property or assets that are the subject of such Permitted Tax Abatement Transactions;

(o) encumbrances or restrictions applicable to Government Grant Property; provided that such encumbrances or restrictions only apply to such Government Grant Property; and

(p) restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business.

Limitation on Preferred Stock of Restricted Subsidiaries

The Company will not permit any of its Restricted Subsidiaries that are not Guarantors to issue any Preferred Stock (other than to the Company or to a Wholly Owned Restricted Subsidiary of the Company) or permit any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company) to own any Preferred Stock of any Restricted Subsidiary that is not a Guarantor of the Company.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to, enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Collateral Liens, on or with respect to the Collateral. Subject to the immediately preceding sentence, the Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to, enter into, create, incur, assume or suffer to exist any Liens of any kind, other than Permitted Liens, on or with respect to any property or assets of the Company or any Restricted Subsidiary now owned or hereafter acquired or any interest therein or any income or profits therefrom.

Merger, Consolidation and Sale of Assets

The Company will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Company to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s assets (determined on a consolidated basis for the Company and the Company’s Restricted Subsidiaries), whether as an entirety or substantially as an entirety to any Person, unless:

(1) either:

(a) the Company shall be the surviving or continuing corporation; or

(b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form and substance satisfactory to the Trustee) executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, the Indenture, the Registration Rights Agreement and the Security Documents on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), the Company or such Surviving Entity, as the case may be, (i) shall be able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness” or (ii) the Consolidated Fixed Charge Coverage Ratio of the Company or the Surviving Entity, as the case may be, would be greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to such transaction; and

(3) immediately before and immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

Notwithstanding the foregoing clauses (1), (2) and (3), (A) the Company may (i) consolidate with, merge with or into or transfer all or part of its properties and assets to any Restricted Subsidiary so long as the Company is the survivor of such merger or consolidation or all assets of the Company immediately prior to such transaction are owned by the Company and/or such Restricted Subsidiary immediately after the consummation thereof and (ii) merge with an Affiliate that is a Person that has no material assets or liabilities prior to such merger and which was organized solely for the purpose of (x) reorganizing the Company in another jurisdiction or (y) the creation of a holding company of the Company and (B) any Restricted Subsidiary that is not a Guarantor may (x) dissolve, liquidate or wind-up; provided that all of such Restricted Subsidiary’s assets are distributed to the Company or a Restricted Subsidiary in connection with such liquidation, dissolution or winding-up or (y) consolidate with, merge with or into, the Company or any other Restricted Subsidiary or transfer all or part of its properties and assets to the Company or any Restricted Subsidiary so long as the Company or a Restricted Subsidiary is the survivor of such merger or consolidation or all assets of such Restricted Subsidiary immediately prior to such transaction are owned by the Company or a Restricted Subsidiary immediately after the consummation thereof.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Company in accordance with the foregoing in which the Company is not the continuing corporation, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.

Each Guarantor, if any (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of “— Limitation on Asset Sales”), will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Company or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is (A) a corporation organized and existing under the laws of the United States or any State thereof or the District of

Columbia or (B) an entity organized and existing under the jurisdiction of organization of such Guarantor;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee and the performance of every covenant of the Indenture, the Registration Rights Agreement and the Security Documents on the part of such Guarantor to be performed or observed;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Company could satisfy the provisions of clause (2) of the first paragraph of this covenant.

Any merger or consolidation of a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Company need not comply with this covenant other than as set forth below.

The following additional conditions shall apply to each transaction described above:

(1) the Company, such Guarantor or the relevant surviving entity, as applicable, will cause to be filed such amendments or other instruments, if any, and cause to be recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Security Documents on the Collateral owned by or transferred to such Person, together with such financing statements as may be required to perfect any security interests in such Collateral that may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(2) the Collateral owned by or transferred to the Company, such Guarantor or the relevant surviving entity, as applicable, shall (a) continue to constitute Collateral under the Indenture and the Security Documents with the same relative priorities as existed immediately prior to such transaction; and (b) not be subject to any Lien other than Liens permitted by the Indenture and the Security Documents;

(3) the assets of the Person which is merged or consolidated with or into the relevant surviving entity, to the extent that they are assets of the types which would constitute Collateral under the Security Documents and which would be required to be pledged thereunder, shall be treated as after-acquired property and such surviving entity shall take such action as may be reasonably necessary to cause such assets to be made subject to the Lien of the Security Documents in the manner and to the extent required in the Indenture; and

(4) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that such transaction and, if a supplemental indenture or supplemental Security Documents are required in connection with such transaction, such supplemental indenture and Security Documents comply with the applicable provisions of the Indenture, that all conditions precedent in the Indenture relating to such transaction have been satisfied and that such supplemental indenture and Security Documents are enforceable, subject to customary qualifications.

Limitations on Transactions with Affiliates

(a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), unless (i) such Affiliate Transaction is on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company or such Restricted Subsidiary and (ii) (A) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate consideration in excess of $15.0 million, the terms of such Affiliate Transaction (or series of related Affiliate Transactions) have been approved by the Board of Directors including a majority of the Disinterested Directors of the Company or such Restricted Subsidiary pursuant to a Board Resolution stating that such Affiliate Transaction

(or series of related Affiliate Transactions) complies with clause (i) above and (B) if such Affiliate Transaction (or series of related Affiliate Transactions) involves aggregate consideration in excess of $30.0 million (or if there are no Disinterested Directors with respect to such Affiliate Transaction (or series of related Affiliate Transactions)), the Company or such Restricted Subsidiary, as the case may be, prior to the consummation thereof, obtains a favorable opinion as to the fairness of such transaction or series of related transactions to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and files the same with the Trustee.

(b) The restrictions set forth in the preceding paragraph shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Company or any Restricted Subsidiary of the Company as determined in good faith by the Company’s Board of Directors or senior management;

(2) transactions exclusively between or among the Company and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided that such transactions are not otherwise prohibited by the Indenture;

(3) sales or other transfers or dispositions of accounts receivable and other Related Assets customarily transferred in an asset securitization transaction involving accounts receivable to a Receivables Entity in a Qualified Receivables Transaction, and acquisitions of Permitted Investments in connection with a Qualified Receivables Transaction;

(4) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not materially more disadvantageous, taken as a whole, to the Holders than the original agreement as in effect on the Issue Date;

(5) Restricted Payments or Permitted Investments permitted by the Indenture;

(6) any transaction with a Person which would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in or otherwise controls such Person; provided that no Affiliate of the Company or any of its Subsidiaries other than the Company or a Restricted Subsidiary shall have a beneficial interest in such Person; and

(7) (a) any transaction with an Affiliate where the only consideration paid by the Company or any Restricted Subsidiary is Qualified Capital Stock of the Company or (b) the issuance or sale of any Qualified Capital Stock of the Company.

Subsidiary Guarantees

If the Company or any of its Restricted Subsidiaries organizes, acquires, transfers assets to or otherwise invests in any Domestic Restricted Subsidiary (other than a Domestic Restricted Subsidiary if the book value of such Domestic Restricted Subsidiary’s total assets, when taken together with the aggregate book value of the total assets of all other Domestic Restricted Subsidiaries that are not Guarantors, as of such date, does not exceed in the aggregate $20.0 million), then such Domestic Restricted Subsidiary shall:

(1) within 10 Business Days (or, with respect to real property assets and associated fixtures, 30 days) execute, and deliver to the Trustee a supplemental indenture (and such additional Security Documents and/or supplements to the applicable existing Security Documents in order to grant a Lien on the properties and assets of such Domestic Restricted Subsidiary which would constitute “Collateral” and take all actions required by the Indenture and the Security Documents to create, perfect, protect and confirm such Lien) in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture; and

(2) deliver to the Trustee an opinion of counsel that such supplemental indenture and security documents have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligation of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture. In addition, (i) to the extent that the collective book value of the total assets of the Company’s non-Guarantor Domestic Restricted Subsidiaries, as of the date of the organization, acquisition, transfer of assets to or investment in a non-Guarantor Domestic Restricted Subsidiary, exceeds $20.0 million, then, within 10 Business Days of such date, the Company shall cause one or more of such non-Guarantor Domestic Restricted Subsidiaries to similarly execute a supplemental indenture and such additional and/or supplemental Security Documents (and deliver the related opinions of counsel) and take such actions to perfect the Liens on the Collateral pursuant to which such Domestic Restricted Subsidiary or Domestic Restricted Subsidiaries shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture, in each case, such that the collective book value of the total assets of all remaining non-Guarantor Domestic Restricted Subsidiaries does not exceed $20.0 million and (ii) the Company may, at its option, cause any other Subsidiary of the Company to guarantee its obligations under the Notes and the Indenture and enter into a supplemental indenture (and such additional Security Documents and/or supplements to the applicable existing Security Documents in order to grant a Lien on the properties and assets of such Subsidiary which would constitute “Collateral” and take all actions required by the Security Documents to perfect such Lien) with respect thereto. Notwithstanding the foregoing, this covenant shall not apply to any Receivables Entity.

Notwithstanding the foregoing, the Company will not permit any of its Restricted Subsidiaries, directly or indirectly, by way of pledge, intercompany note or otherwise, to assume, guarantee or in any other manner become liable with respect to any Indebtedness (other than the Notes) of the Company or any Domestic Restricted Subsidiary of the Company, unless, in any such case, such Restricted Subsidiary executes and delivers a supplemental indenture to the Indenture (and such additional Security Documents and/or supplements to the applicable existing Security Documents in order to grant a Lien on the properties and assets of such Subsidiary which would constitute “Collateral” and take all actions required by the Security Documents to create, perfect, protect and confirm such Lien) providing a guarantee of payment of the Notes by such Restricted Subsidiary; provided that no Restricted Subsidiary shall be required to guarantee the Notes if it is prohibited by law from guaranteeing the Notes.

Any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it (and all Liens securing such Guarantee) shall be automatically and unconditionally released and discharged, without any further action required on the part of the Trustee or any Holder, upon:

(1) the designation of the Guarantor as an Unrestricted Subsidiary;

(2) the exercise by the Company of its legal defeasance option or covenant defeasance option as described under the caption “— Legal Defeasance and Covenant Defeasance” (solely with respect to Guarantees of the Notes), or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture;

(3) any sale or other disposition (by merger or otherwise) to any Person which is not a Restricted Subsidiary of the Company of (i) all or substantially all of the assets of such Restricted Subsidiary or (ii) Capital Stock of a Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Subsidiary; provided that such sale or disposition of such Capital Stock or assets is otherwise in compliance with the terms of the Indenture; or

(4) if applicable, the Indebtedness that resulted in the creation of such Guarantee is released or discharged.

Conduct of Business

The Company and its Restricted Subsidiaries will not engage in any businesses other than a Permitted Business.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Impairment of Security Interest

The Company and the Guarantors, if any, will not, and will not permit any of their Restricted Subsidiaries to, take or omit to take any action with respect to the Collateral that could reasonably be expected to have the result of affecting or impairing the security interest in the Collateral in favor of the Collateral Agent for its benefit, for the benefit of the Trustee and for the benefit of the Holders and any holders of Permitted Additional Pari Passu Obligations, except as otherwise not prohibited by the Indenture and the Security Documents.

Reports to Holders

The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish the Holders:

(1) all quarterly and annual financial and other information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company, if any) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

Any such report filed with the Commission shall be deemed to have been furnished to the Holders. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing). In addition, the Company has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Further Assurances

Subject to the limitations described under the caption “—  Security,” the Company and the Guarantors, if any, will, and will cause each of their existing and future Restricted Subsidiaries to, execute and deliver such additional instruments, certificates or documents, and take all such actions as may be reasonably required from time to time, in order to:

(1) carry out more effectively the purposes of the Security Documents;

(2) create, grant, perfect and maintain the validity, effectiveness and priority of any of the Security Documents and the Liens created, or intended to be created, by the Security Documents; and

(3) ensure the protection and enforcement of any of the rights granted or intended to be granted to the Trustee or the Collateral Agent under any other instrument executed in connection therewith.

Upon the exercise by the Trustee, the Collateral Agent or any Holder of any power, right, privilege or remedy under the Indenture or any of the Security Documents which requires any consent, approval, recording, qualification or authorization of any governmental authority, the Company and the Guarantors, if any, will, and will cause each of their Restricted Subsidiaries to, execute and deliver all applications, certifications, instruments and other documents and papers that may be reasonably required from the Company, any Guarantor or any of their Restricted Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(2) the failure to pay the principal on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

(3) the failure by the Company to comply with any of its agreements or covenants described above under “—  Certain Covenants — Merger, Consolidation and Sale of Assets”;

(4) the failure by the Company in respect of its obligations to make a Change of Control Offer, a Net Proceeds Offer or an Event of Loss Offer, which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(5) a default in the observance or performance of any other covenant or agreement contained in the Indenture, any Guarantee or any Security Document, which default continues for a period of 60 days after the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes;

(6) the failure to pay at final stated maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Company or any Restricted Subsidiary of the Company, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 Business Days of receipt by the Company or such Restricted Subsidiary of notice of any such acceleration), if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-Business Day period described above has elapsed), aggregates $25.0 million or more at any time;

(7) one or more judgments in an aggregate amount in excess of $25.0 million (net of any insurance or indemnity proceeds actually received in respect thereof) shall have been rendered against the Company or any of its Restricted Subsidiaries and such judgments remain undischarged, unsatisfied, unpaid or unstayed for, or the Company or any of its Restricted Subsidiaries has not otherwise bonded, waived or established an agreed upon schedule of payment for, such judgment or judgments within a period of 60 days after such judgment or judgments become final and non-appealable and, in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(8) certain events of bankruptcy described in the Indenture affecting the Company or any of its Significant Subsidiaries;

(9) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture) if such default continues for 10 Business Days;

(10) a default by the Company or any Guarantor in the performance of any of their respective obligations under the Security Documents that materially and adversely affects the enforceability, validity, perfection or priority of the Lien on a material portion of the Collateral, which default continues for a period of 30 days after the Company receives written notice specifying the default (and demanding that such default be remedied); or

(11) except as permitted by the Security Documents and the provisions of the Indenture, any of the Security Documents is repudiated or disaffirmed by the Company or any Guarantor or ceases to be in full force and effect or ceases to be effective, in all material respects, to create the Lien purported to be created on the Collateral (excluding immaterial portions thereof) in favor of the Holders.

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued interest on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration,” and the same shall become immediately due and payable.

If an Event of Default specified in clause (8) above with respect to the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the second preceding paragraph, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in clause (8) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an opinion of counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default (i) in the payment of the principal of or interest on any Notes or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

Under the Indenture, the Company is required to provide an Officers’ Certificate to the Trustee promptly upon any such officer obtaining knowledge of any Default or Event of Default (provided that such officers shall provide such certification at least annually whether or not they know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of any Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for

(1) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3) the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including nonpayment, bankruptcy, receivership, reorganization and insolvency events) described under the caption “— Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. Dollars, non-callable U.S. government obligations or a combination thereof in such amounts as will be sufficient, without reinvestment, in the opinion of a nationally recognized firm of independent public accountants selected by the Company, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of or constitute a default under the Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7) the Company shall have delivered to the Trustee an Officers’ Certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with;

(8) the Company shall have delivered to the Trustee an opinion of counsel to the effect that assuming no intervening bankruptcy of the Company between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Company, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally; and

(9) certain other customary conditions precedent are satisfied.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date or redemption date within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes as expressly provided for in the Indenture) as to all outstanding Notes when

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation (1) have become due and payable or (2) will become due and payable within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of maturity or redemption, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Company has paid all other sums payable under the Indenture by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an opinion of counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture and Security Documents

Modifications and amendments of the Indenture, the Notes, the Guarantees, if any, or the Security Documents may be made by the Company, each Guarantor party thereto, if any, the Trustee and/or the Collateral Agent, as applicable, with the consent of the Holders of a majority in principal amount of the then outstanding Notes issued under the Indenture (including consents obtained in connection with a tender offer or exchange offer for Notes); provided, however, that without the consent of each Holder affected thereby, no modification or amendment may (with respect to any Notes held by a non-consenting Holder):

(1) reduce the amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor (other than provisions relating to the purchase of Notes described above under “— Change of Control,” “— Certain Covenants — Limitation on Asset Sales” and “— Certain Covenants — Events of Loss,” but subject to clause (6) below);

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) after the Company’s obligation to purchase Notes arises thereunder, amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control, make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or make and consummate an Event of Loss Offer with respect to an Event of Loss that has occurred or, after such Change of Control has occurred, such Asset Sale has been consummated or such Event of Loss has occurred, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of the Indenture or the related definitions affecting the ranking of the Notes or any Guarantee in a manner which adversely affects the Holders; or

(8) release any Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Without the consent of the Holders of at least 75% in principal amount of the Notes then outstanding, no amendment may release from the Lien of the Indenture or the Notes and the Security Documents all or substantially all of the Collateral, otherwise than in accordance with the terms of the Indenture and such Security Documents.

Notwithstanding the foregoing, without the consent of any Holders, the Company, each Guarantor party thereto, if any, and the Trustee and/or Collateral Agent, as applicable, may modify or amend the Indenture, Notes, Guarantees or the Security Documents:

(1) to evidence the succession of another Person to the Company or a Guarantor, and the assumption by any such successor of the covenants of the Company or such Guarantor in the Indenture, the Notes, any Guarantee and the Security Documents, as applicable, in accordance with the provisions described under the caption “Certain Covenants — Merger, Consolidation and Sale of Assets”;

(2) to add to the covenants of the Company, any Guarantor or any other obligor upon the Notes for the benefit of the Holders, or to surrender any right or power conferred upon the Company or any Guarantor or any other obligor upon the Notes, as applicable, in the Indenture, the Notes, any Guarantee or any Security Document, or to make any change that would provide any additional rights or benefits to the Holders;

(3) to cure any ambiguity, omission or mistake, or to correct or supplement any provision in the Indenture, the Notes, any Guarantee or any Security Document which may be defective or inconsistent with any other provision in the Indenture, the Notes, any Guarantee or any Security Document;

(4) to make any other provisions with respect to matters or questions arising under the Indenture, the Notes, any Guarantee or any Security Document; provided that, in each case, such actions pursuant to this clause (4) shall not adversely affect the interest of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

(5) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA;

(6) to add to the Collateral securing the Notes or to add or to release a Guarantor in accordance with the Indenture;

(7) to evidence and provide the acceptance of the appointment of a successor Trustee or Collateral Agent under the Indenture and the Security Documents;

(8) to mortgage, pledge, hypothecate or grant a Lien in favor of the Collateral Agent for the benefit of the Holders (and the holders or lenders of ABL Liens or Permitted Additional Pari Passu Obligations) as additional security for the payment and performance of the Company’s and any Guarantor’s obligations under the Indenture, in any property, or assets, including any of which are required to be mortgaged, pledged or hypothecated, or in which a security interest is required to be granted to or for the benefit of the Trustee or the Collateral Agent pursuant to the Indenture, any of the Security Documents or otherwise;

(9) to provide for the issuance of Additional Notes in accordance with the Indenture;

(10) to provide for the release of Collateral from the Lien of the Indenture and the Security Documents when permitted or required by any of the Security Documents, the Intercreditor Agreement and the Indenture;

(11) to secure any Permitted Additional Pari Passu Obligations under the Security Documents and to appropriately include the same in the Intercreditor Agreement; or

(12) to conform the text of any provision of the Indenture, the Notes, the Guarantees, if any, or any Security Document to any provision of this “Description of Notes” to the extent that the Trustee has received an Officers’ Certificate from the Company stating that such text constitutes an unintended conflict with the description of the corresponding provision in this “Description of Notes.”

No Personal Liability of Directors, Officers, Incorporators, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company, any Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any Guarantor under the Indenture, the Notes, the Security Agreement or any Guarantee, or for any claim based on, in respect of, or by reason of, such obligation or its creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Governing Law

The Indenture, the Security Agreement, the Intercreditor Agreement, and the Notes are, and the Guarantees, if any, shall be, governed by and construed in accordance with the laws of the State of New York, and each Mortgage shall be governed by and construed in accordance with the laws of the state in which the applicable Mortgaged Property is located, but in each case, without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“2013 Senior Notes” means the Company’s 10 1/2% Senior Secured Notes due 2013.

“ABL Facility Agreement” means the Credit Agreement, dated as of the Issue Date, by and among, among others, the Company, the various lenders and agents party thereto and Wells Fargo Capital Finance, LLC, as Administrative Agent, together with the related documents, instruments and agreements executed in connection therewith (including, without limitation, any guarantees, notes and security documents), as such agreement, in whole or in part, in one or more instances, may be amended, renewed, extended, substituted, Refinanced, restructured, replaced, supplemented or otherwise modified from time to time (including increasing the amount available for borrowing thereunder and including Refinancing with the same or different lenders or agents or any agreement extending the maturity of, or increasing the commitments to extend, Indebtedness or any commitment to extend such Indebtedness, and any successor or replacement agreements and whether by the same or any other agent, lender or group of lenders).

“ABL Facility Collateral Agent” means Wells Fargo Capital Finance, LLC, as collateral agent under the ABL Facility Agreement, and its successors and/or assigns in such capacity.

“ABL Liens” means all Liens in favor of the ABL Facility Collateral Agent on Collateral and other property and assets of the Company and its Subsidiaries securing the ABL Obligations.

“ABL Obligations” means (x) the Indebtedness and other Obligations under the ABL Facility and (y) certain Hedging Obligations and cash management and other “bank product” obligations owed to a lender or an affiliate of a lender under the ABL Facility Agreement and more particularly described in the Intercreditor Agreement.

“ABL Priority Collateral” is defined in the Intercreditor Agreement and consists principally of the following property of the Company and the Guarantors, if any, whether now owned or hereafter acquired (but excluding certain categories of Excluded Assets described under the caption “— Security”):

(a) Receivables, other than Receivables which arise from the sale, license, assignment or other disposition of Notes Priority Collateral;

(b) all instruments, chattel paper and other contracts, in each case, evidencing or substituted for, any Receivables;

(c) all guarantees, letters of credit, security and other credit enhancements in each case for Receivables;

(d) all inventory and documents of title for any inventory;

(e) all claims and causes of action to the extent relating to any of the Receivables or inventory;

(f) deposit accounts (other than the Collateral Account and Trust Monies) and securities accounts (other than the Collateral Account and Trust Monies) and security entitlements and securities credited thereto;

(g) any intercompany loans made for working capital purposes (as designated by the Company in good faith) or with the proceeds of loans made under the ABL Facility Agreement;

(h) patents, copyrights, trademarks, licenses therefor and other intellectual property;

(i) tax refunds and similar tax payments;

(j) commercial tort claims;

(k) money and cash (in each case, other than the Collateral Account and Trust Monies); and

(l) general intangibles, instruments, books and records and supporting obligations related to the foregoing and proceeds and products of the foregoing (in each case, except to the extent constituting Notes Priority Collateral).

Terms used above that are defined in the UCC generally have the meanings given such terms by the UCC.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with or into the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. Notwithstanding the foregoing, no Person (other than the Company or any Subsidiary of the Company) in whom a Receivables Entity makes an Investment in connection with a Qualified Receivables Transaction shall be deemed to be an Affiliate of the Company or any of its Subsidiaries solely by reason of such Investment.

“Applicable Premium” means with respect to a Note at any date of redemption, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such date of redemption of (1) the redemption price of such Note at February 1, 2015 (such redemption price being described under the caption “Redemption — Optional Redemption on and after February 1, 2015”) plus (2) all remaining required interest payments due on such Note through February 1, 2015 (excluding accrued but unpaid interest to the date of redemption), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note.

“Asset Acquisition” means (1) an Investment by the Company or any Restricted Subsidiary of the Company in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary of the Company, or shall be merged with or into the Company or any Restricted Subsidiary of the Company, or (2) the acquisition by the Company or any Restricted Subsidiary of the Company of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease, (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction) to any Person other than the Company or a Restricted Subsidiary of the Company (provided that, in the case of any such sale, issuance, conveyance, transfer, lease, assignment or other transfer, to the extent such property or assets constitute Notes Priority Collateral, such sale, issuance, conveyance, transfer, lease, assignment or other transfer is to the Company or a Guarantor except to the extent such Notes Priority Collateral consists of Capital Stock or intercompany debt of a Foreign Subsidiary) of (1) any Capital Stock of any Restricted Subsidiary of the Company; or (2) any other property or assets of the Company or any Restricted Subsidiary of the Company (other than director qualifying shares or shares required by applicable law to be held by a Person other than the Company or Restricted Subsidiary); provided, however, that the term “Asset Sale” shall not include: (a) a transaction or series of related transactions with respect to property or assets with a fair market value of, and for which the Company or its Restricted Subsidiaries receive aggregate consideration of, less than $20.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under the caption “— Merger, Consolidation and Sale of Assets”; (c) any Restricted Payment permitted by the “Limitation on Restricted Payments” covenant or any Investment that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, whether pursuant to a factoring arrangement or otherwise, or in connection with the compromise, settlement or collection thereof; (e) disposals or replacements of obsolete, damaged or worn out equipment or fixtures; (f) the creation of or realization on any Lien permitted under the Indenture; (g) the sale or lease of products, services or inventory in the ordinary course of business; (h) sales or grants of licenses or sublicenses to use the patents, trade secrets, know-how and other intellectual property, and licenses, leases or subleases of other assets, of the Company or any Restricted Subsidiary to the extent not materially interfering with the business of Company and the Restricted Subsidiaries; (i) foreclosures on assets; (j) any sale of Capital Stock in or Indebtedness or other securities of an Unrestricted Subsidiary; (k) sales, transfers or contributions of Receivables and Related Assets or an interest therein of the type specified in the definition of Qualified Receivables Transaction to or by a Receivables Entity; (l) any Event of Loss; (m) the sale or other disposition of cash or Cash Equivalents; (n) any release of intangible claims or rights in connection with the loss or settlement of a bona fide lawsuit, dispute or other controversy; (o) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code; (p) Permitted Tax Abatement Transactions with respect to property or assets with a fair market value not to exceed, in the aggregate for all such Permitted Tax Abatement Transactions since the Issue Date, 7.5% of Total Assets of the Company; or (q) any trade-in of equipment in exchange for other equipment to be used in a Permitted Business but only to the extent of the value of the equipment received.

“Board of Directors” means, as to any Person, the board of directors (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York, or in the city in the United States of the corporate trust office of the Trustee (currently located in Atlanta, Georgia), are authorized or required by law to close.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct EEA Government Obligations maturing within one year from the date of acquisition thereof;

(3) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(4) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 from S&P or at least P-2 from Moody’s;

(5) in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(6) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that (A) such commercial bank has, at the time of the Company’s or any Restricted Subsidiary’s Investment therein, capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million, and (B) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or any Restricted Subsidiary’s Investment therein, are rated in one of the two highest rating categories of both Moody’s and S&P;

(7) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof, the District of Columbia, Canada or any province or territory thereof, provided that (A) such instrument has a final maturity not more than one year from the date of purchase thereof by the Company or any Restricted Subsidiary of the Company and (B) (x) such depository institution or trust company has at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statements) in excess of $100.0 million and (y) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Company’s or such Restricted Subsidiary’s Investment therein or contractual commitment providing for such Investment, are rated in one of the two highest rating categories of both Moody’s and S&P;

(8) in the case of any Foreign Subsidiary, demand or time deposit accounts used in the ordinary course of business with reputable commercial banks or branches thereof located in the jurisdiction of organization of such Foreign Subsidiary;

(9) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (1), (2) and (3) above entered into with any bank meeting the qualifications specified in clause (6) above;

(10) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (9) above; and

(11) in the case of any Restricted Subsidiary organized or having its principal place of business outside the United States, investments denominated in the currency of the jurisdiction in which such Restricted Subsidiary is organized or has its principal place of business which are similar to the items specified in the clauses above.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture);

(2) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture);

(3) any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

(4) individuals who on the Issue Date constitute the Board of Directors of the Company (together with any new directors whose election to such Board of Directors or whose nomination to such Board of Directors for election by the stockholders was approved by a vote of at least a majority of the members of such Board of Directors then in office who either were members of such Board of Directors on the Issue Date or whose election or nomination for election was so approved) cease to constitute a majority of the members of such Board of Directors then in office.

A “Change of Control” will not be deemed to have occurred upon the entering into of any stock purchase agreement, merger agreement or other similar agreement until the consummation of the transactions contemplated thereby.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

“Collateral Account” means the collateral account established pursuant to the Indenture.

“Collateral Agent” means the Trustee, in its capacity as Collateral Agent for the Holders and holders of any Permitted Additional Pari Passu Obligations, together with its successors in such capacity.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby,

(a) all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business;

(b) Consolidated Interest Expense;

(c) Consolidated Non-cash Charges; and

(d) any extraordinary, unusual or non-recurring gain (or loss), together with any related provision for taxes on any such extraordinary, unusual or non-recurring gain (or the tax effect of any such extraordinary, unusual or non-recurring loss), realized by the Company or any Restricted Subsidiary during such period, including, without limitation, restructuring activities (including, without limitation, severance cost and facility closures) or non-recurring cost and expenses incurred in connection with a Qualified Equity Offering, Permitted Investment, acquisition, recapitalization or permitted incurrence of Indebtedness;

less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which internal financial statements are available (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

(1) the incurrence or repayment of any Indebtedness, or the issuance of any Preferred Stock, in each case, of such Person or any of its Restricted Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or Preferred Stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence, issuance or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

(2) any asset sales or other dispositions or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA attributable to the assets which are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any Restricted Subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X, except that such pro forma calculations may also include operating expense reductions for such period resulting from any asset sale or other disposition or Asset Acquisition for which pro forma effect is being given that (A) have been realized or (B) for which steps have been taken or are reasonably expected to be taken within twelve months of the date of such transaction and are supportable and quantifiable, provided that, in either case, such adjustments are set forth in an Officers’ Certificate signed by the Company’s principal financial officer and one other officer of the Company that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the officers executing such Officers’ Certificate at the time of such execution.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(1) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

(2) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1) Consolidated Interest Expense; plus

(2) the product of (x) the amount of all dividend payments on any series of Preferred Stock of such Person and, to the extent permitted under the Indenture, its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid by a Restricted Subsidiary of such Person to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local income tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under interest rate Hedging Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; provided that any amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses shall be excluded from the calculation of such interest expense; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

Consolidated Interest Expense shall be calculated excluding unrealized gains and losses with respect to Hedging Obligations.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis and attributable to such Person (after giving effect to non-controlling interests), determined in accordance with GAAP and prior to preferred stock dividends; provided that there shall be excluded therefrom:

(1) after-tax gains or losses from Asset Sales (without regard to the $20.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2) for purposes of determining Consolidated Net Income for purposes of the “Limitation on Restricted Payments” covenant, except to the extent includable in the consolidated net income of the Company pursuant to clause (4), the net income or net loss of any Person accrued prior to the date it becomes a Restricted Subsidiary of the referent Person or is merged or consolidated with the referent Person or any Restricted Subsidiary of the referent Person;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise (except to the extent of the amount of dividends or distributions that have been paid to the Company or one or more Restricted Subsidiaries that were not subject to any such restrictions during the relevant period);

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Restricted Subsidiary of the referent Person by such Person;

(5) the Company’s equity in the net loss of any Person that is not a Restricted Subsidiary, except to the extent such net loss has been funded with cash from the Company or a Restricted Subsidiary; provided that such net loss shall not be included to the extent such net loss has already been included for purposes of the covenant described under the caption “— Certain Covenants — Limitation on Restricted Payments” in the amount of Restricted Payments made under clause (iii) of the first paragraph thereof or under clause (12) of the second paragraph thereof or under clause (15) of the definition of “Permitted Investments”;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7) for purposes of determining Consolidated Net Income for purposes of the “Limitation on Restricted Payments” covenant, in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any net income or net loss of the successor corporation prior to such consolidation, merger or transfer of assets;

(8) the cumulative effect of a change in accounting principles;

(9) any unrealized Statement of Financial Accounting Standards No. 133 gain or loss in respect of Hedging Obligations;

(10) any non-cash gains, losses or charges attributable to the early extinguishment of Indebtedness;

(11) any non-cash goodwill or intangible impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 or Statement of Financial Accounting Standards No. 144, and the amortization of intangibles arising pursuant to Statement of Financial Accounting Standards No. 141;

(12) any non-cash compensation charge or expense, including any such charge or expense arising from grants of stock options or restricted stock or other equity incentive programs for the benefit of officers, directors and employees of the Company or any Restricted Subsidiary of the Company;

(13) costs or expenses incurred in connection with the litigation, resolution, compromise or settlement of outstanding claims related to the Company’s reorganization under Chapter 11 of the United States Bankruptcy Code;

(14) costs or expenses related to the Transactions; and

(15) any non-cash gains and losses due solely to fluctuations in currency values, and any non-cash gains or losses due to the revaluation of warrants liability, in each case in accordance with GAAP.

Notwithstanding the foregoing, for the purposes of the covenant described under the caption ‘‘—  Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Company and its

Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Company and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Company or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (iii)(y) or (z) of the first paragraph thereof.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses or charges of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charge which represents an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Debt” means, as of any date of determination, an amount equal to the aggregate principal amount of all outstanding Indebtedness of the Company and its Restricted Subsidiaries that would be required to be reflected on a consolidated balance sheet (excluding the notes thereto) of the Company as of such date and which is secured by a Lien on any property or assets of the Company or any of its Restricted Subsidiaries.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Secured Debt on the date of determination to (b) Consolidated EBITDA of the Company and its Restricted Subsidiaries for the most recent four fiscal quarter period ending prior to such date for which the Company has internal consolidated financial statements available, in each case with such pro forma adjustments to Consolidated EBITDA as are consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Convertible Notes” means the Company’s Floating Rate Convertible Senior Subordinated Notes due 2013.

“Credit Facility” means (a) the ABL Facility Agreement and (b) any other credit or debt facilities, commercial paper facilities or other debt instruments, indentures or agreements, in each case providing for revolving credit loans, term loans, receivables financings, letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, Refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks, lenders or institutions or other banks, lenders or institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term “Credit Facility” shall include any (i) agreement changing the maturity of any Indebtedness incurred thereunder or contemplated thereby, (ii) agreement adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) agreement increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder, (iv) Hedging Agreement or other similar agreement or arrangement with respect thereto or (v) agreement otherwise altering the terms and conditions thereof.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Discharge of ABL Obligations” has the meaning provided in the Intercreditor Agreement and is generally defined to mean (a) the payment in full in cash of all outstanding ABL Obligations excluding contingent obligations or contingent indemnity obligations with respect to then unasserted claims but including, with respect to amounts available to be drawn under outstanding letters of credit issued thereunder (or indemnities or other undertakings issued pursuant thereto in respect of outstanding letters of credit), the cancellation of such letters of credit or the delivery or provision of money or backstop letters of credit in respect thereof in compliance with the terms of the ABL Facility Agreement (which shall not exceed an amount equal to (i) with respect to letters of credit denominated in U.S. dollars, 105% and (ii) with respect to letters of credit denominated in Euros, 110%, in each case of the aggregate undrawn amount of such letters of credit, plus commissions, fees and expenses) and (b) the termination of all commitments to extend credit under the ABL Facility Agreement and related loan documents; provided that in connection with the amendment, renewal, extension, substitution, Refinancing, restructuring, replacement, supplement, exchange or other modification from time to time of the ABL Facility Agreement in connection with the incurrence of additional or replacement ABL Obligations, the Discharge of ABL Obligations shall be deemed to have not occurred and references to the “ABL Facility Agreement” above shall thereafter refer to the agreement under which such additional ABL Obligations are incurred.

“Disinterested Directors” means, with respect to any Affiliate Transaction, one or more members of the Board of Directors of the Company or the relevant Restricted Subsidiary, as the case may be, having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of any such Board of Directors shall not be deemed to have such a financial interest solely by reason of such member’s holding or having a beneficial interest in the Capital Stock of the Company.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof) or upon the happening of any event (other than an event which would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except, in each case, upon the occurrence of a Change of Control), on or prior to the final maturity date of the Notes.

“Domestic Restricted Subsidiary” means a Restricted Subsidiary incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory of the United States.

“EEA Government Obligation” means any direct non-callable obligation of any European Union member for the payment of which obligation the full faith and credit of the respective nation is pledged; provided that such nation has a credit rating at least equal to that of the highest rated member nation of the European Economic Area.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal) constituting Notes Priority Collateral, any of the following:

(i) any loss, destruction or damage of such property or asset;

(ii) any institution of any proceeding for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(iii) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(iv) any settlement in lieu of clause (ii) or (iii) above.

“Exchange Act” means the Securities Exchange Act of 1934 or any successor statute or statutes thereto.

“Exchange Notes” means debt securities of the Company with terms substantially identical to the applicable Notes issued in exchange for an equal principal amount of Notes pursuant to an exchange offer registered under the Securities Act in accordance with the terms of the Registration Rights Agreement.

“Excluded Contribution” means the net cash proceeds received by the Company from:

(1) contributions to its equity capital; and

(2) the sale (other than to a Subsidiary or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Company or any Subsidiary) of Qualified Capital Stock of the Company,

in each case designated within 60 days of receipt of such net cash proceeds as Excluded Contributions pursuant to an Officers’ Certificate; provided that the cash proceeds thereof shall be excluded from clauses (iii)(v) and (w) of the first paragraph of the covenant described under the caption “Certain Covenants — Limitation on Restricted Payments.”

“Exide C.V.” means Exide Global Holding Netherlands C.V., a limited partnership organized under the laws of The Netherlands.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer. Fair market value shall be determined by (i) the principal financial officer of the Company for transactions less than $15.0 million and shall be evidenced by an officer’s certificate of the principal financial officer of the Company delivered to the Trustee and (ii) the Board of Directors of the Company acting reasonably and in good faith for transactions in excess of $15.0 million and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“Foreign Restricted Subsidiary” means a Foreign Subsidiary that is a Restricted Subsidiary.

“Foreign Subsidiary” means a Subsidiary of the Company which is not incorporated or otherwise organized or existing under the laws of the United States, any state thereof or any territory or possession of the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Government Grant Property” means, with respect to any grant made by the U.S. Department of Energy or any other governmental entity to the Company or any of its Restricted Subsidiaries: (a) any property or assets (real or personal and tangible or intangible) of the Company or such Restricted Subsidiary (i) purchased or acquired with the proceeds of such grant or (ii) which have otherwise become subject to restrictions or encumbrances imposed by the U.S. Department of Energy or such other governmental entity in connection with, and as a requirement of, such grant; provided, however, that the book value of any such property or assets described in this clause (ii) shall not exceed the greater of (x) an amount equal to 150% of such grant and (y) $10.0 million with respect to any such grant, subject in the case of this sub-clause (y) to a maximum of $100.0 million in the aggregate with respect to all such grants since the Issue Date; provided, further, however, that the book value of any such property or assets described in this clause (ii) that constituted Collateral (excluding, for the avoidance of doubt, any such property or assets purchased or acquired with the proceeds of such grant) immediately prior to such grant shall not exceed $25.0 million in the aggregate with respect to all such grants since the Issue Date and (b) any intellectual property generated in connection with such grant to the extent that the terms of such grant or any applicable law, rule or regulation with respect thereto prohibits Liens, encumbrances or any other similar restrictions thereon.

“Guarantee” means a guarantee by a Guarantor of the Company’s Indenture Obligations.

“Guarantor” means each Subsidiary of the Company that is a guarantor of the Notes, including any Person that is required after the Issue Date to execute a Guarantee of the Notes pursuant to the covenant described under the caption “— Certain Covenants — Subsidiary Guarantees”; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Hedging Agreement” means any rate swap agreement, forward rate agreement, commodity swap, commodity option, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement,

rate cap agreement, rate floor agreement, rate collar agreement, currency swap agreement, cross-currency rate swap agreement, currency option and any other similar agreement entered into for the purposes of hedging risks of currency, interest, or commodity price fluctuations or similar matters, or any indemnity agreements and arrangements entered into in connection therewith, in each case, as the same may be amended, restated, supplemented, or otherwise modified from time to time.

“Hedging Obligations” means with respect to any Person the obligations of such Person under a Hedging Agreement.

“Holder” means any registered holder, from time to time, of any Notes.

“Indebtedness” means with respect to any Person, without duplication,

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the Obligation so secured;

(8) all net amounts owing under any Hedging Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Indenture Obligations” means the obligations of the Company and any other obligor under the Indenture, the Notes and the Security Documents, including any Guarantor, to pay principal of, premium, if any, and interest when due and payable, and all other amounts due or to become due under or in connection with the Indenture, the Notes and the performance of all other obligations to the Trustee, the Collateral Agent and the Holders under the Indenture, the Notes and the Security Documents, according to the respective terms thereof.

“Independent Financial Advisor” means a firm (1) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company, and (2) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means January 25, 2011, the date of original issuance of the Notes.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Moody’s” means Moody’s Investors Services, Inc., and its successors.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Company or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) except in the case of Liens ranking pari passu with or junior to the Liens securing the Notes, payments made to retire Indebtedness where payment of such Indebtedness is secured by the assets or properties the subject of such Asset Sale; and

(4) appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Loss Proceeds” means the aggregate proceeds received by the Company or any Restricted Subsidiary in respect of any Event of Loss in the form of cash or Cash Equivalents, including, without limitation, insurance proceeds (excluding any business casualty proceeds to compensate for lost profits), condemnation awards or damages awarded by any judgment, net of the direct cost in recovery of such Net Loss Proceeds (including, without limitation, legal, accounting, appraisal and insurance adjuster fees and any relocation expenses incurred as a result thereof), amounts required to be applied to the repayment of Indebtedness secured by any Permitted Collateral Lien on the asset or assets that were the subject of such Event of Loss, and any taxes paid or payable as a result thereof.

“Note Liens” means all Liens in favor of the Collateral Agent on Collateral securing the Indenture Obligations and any Permitted Additional Pari Passu Obligations.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means any of the following of the Company or a Guarantor, if any: the Chairman of the Board of Directors, the Chief Executive Officer, the Chief Financial Officer, the President, any Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed by two Officers.

“Pari Passu Indebtedness” means any Indebtedness of the Company or any Guarantor that ranks pari passu in right of payment with the Notes or the Guarantee of such Guarantor, as applicable.

“Permitted Additional Pari Passu Obligations” means obligations under any Additional Notes or any other Indebtedness (whether or not consisting of Additional Notes) of the Company or any Guarantor secured by the Note Liens, in each case permitted to be incurred under the covenant described under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”; provided that (i) immediately after giving effect to the incurrence of such Permitted Additional Pari Passu Obligations, the Consolidated Secured Leverage Ratio of the Company and its Restricted Subsidiaries would be less than or equal to 3.50:1.0, (ii) the trustee or agent under such Permitted Additional Pari Passu Obligation executes a joinder agreement to the Security Agreement in the form attached thereto agreeing to be bound thereby and (iii) the Company has designated such Indebtedness as “Permitted Additional Pari Passu Obligations” under the Security Agreement.

“Permitted Business” means the businesses engaged in by the Company and its Subsidiaries on the Issue Date as described in this prospectus and businesses that are the same, similar, ancillary, reasonably related thereto or reasonable extensions thereof.

“Permitted Collateral Lien” means, (x) with respect to Collateral other than Mortgaged Property, Liens permitted by clauses (1), (2) (which Liens shall be subject to the Intercreditor Agreement), (3), (4), (5) (as to clauses (1), (15) and (24) only of the definition of “Permitted Liens”), (6), (7), (8), (9), (10), (11), (12), (13), (14), (15), (16), (18), (20), (21), (22), (24), (25), (26), (27), (28), (29) and (30) of the definition of “Permitted Liens” and (y) with respect to Collateral that constitutes Mortgaged Property, Liens permitted by clauses (2) (which Liens shall be subject to the Intercreditor Agreement), (3), (5) (as to clauses (1), (15) and (24) only of the definition of “Permitted Liens”), (6), (7), (9), (10), (11), (15), (16), (18), (20), (24), (26), (27), (28), (29), (30) and (31) of the definition of “Permitted Liens.”

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued on the Issue Date and the Exchange Notes, if any, issued in exchange for Notes issued on the Issue Date and, in each case, the Guarantees, if any, with respect thereto;

(2) Indebtedness of the Company or any Restricted Subsidiary under any Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of:

(a) $250.0 million less, without duplication, (i) any permanent repayment of any term loan thereunder, if any, and any permanent reduction in revolving loan commitments thereunder, in each case, from the proceeds of one or more Asset Sales which are used after the Issue Date to repay a Credit Facility pursuant to clause (4)(a) of the first paragraph of the covenant described under the caption “— Certain Covenants — Limitation on Asset Sales” and (ii) the amount of Indebtedness outstanding at the date of determination pursuant to clause (13) below; and

(b) the sum of (i) 85% of the net book value of the accounts receivable of the Company and its Restricted Subsidiaries (excluding any Receivables and Related Assets sold, conveyed or otherwise transferred to a Receivables Entity in connection with a Qualified Receivables Transaction) as set forth on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which internal consolidated financial statements are available immediately preceding the incurrence of such Indebtedness, plus (ii) 65% of the net book value of the inventory of the Company and its Restricted Subsidiaries as set forth on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the end of the most recently ended fiscal quarter for which internal consolidated financial statements are available immediately preceding the incurrence of such Indebtedness, in each case on a pro forma basis to give effect to any acquisition or disposition after such balance sheet date and on or prior to such date of incurrence;

(3) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on the Issue Date;

(4) Indebtedness consisting of Hedging Obligations entered into for bona fide hedging purposes and not for speculation;

(5) Indebtedness and Preferred Stock of a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company for so long as such Indebtedness or Preferred Stock, as the case may be, is held by the Company or a Restricted Subsidiary of the Company, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary of the Company or the holder of a Lien permitted under the Indenture; provided that, if as of any date any Person other than the Company or a Restricted Subsidiary of the Company owns or holds any such Indebtedness or Preferred Stock or any Lien other than a Permitted Lien exists in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the issuer of such Indebtedness;

(6) Indebtedness of the Company to a Restricted Subsidiary of the Company for so long as such Indebtedness is held by a Restricted Subsidiary of the Company, in each case subject to no Lien other than a Lien permitted under the Indenture; provided that (a) any Indebtedness of the Company to any Restricted Subsidiary of the Company that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Indenture and the Notes and (b) if as of any date any Person other than a Restricted Subsidiary of the Company owns or holds any such Indebtedness or any Lien other than a Permitted Lien exists in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the Company;

(7) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or in respect of netting services, overdraft protection or other similar arrangements in connection with deposit accounts; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(8) Indebtedness of the Company or any of its Restricted Subsidiaries in respect of (a) workers’ compensation claims, self-insurance obligations, performance bonds, completion bonds, bid bonds, appeal bonds and surety bonds or other similar bonds or obligations, in each case incurred in the ordinary course of business, and any guarantees or letters of credit or banker’s acceptances functioning as or supporting any of the foregoing (in each case other than for an obligation for money borrowed), (b) the financing of insurance premiums incurred in the ordinary course of business or (c) take-or-pay obligations contained in supply arrangement incurred in the ordinary course of business;

(9) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business not to exceed at any one time outstanding the greater of (i) $75.0 million and (ii) 4.0% of Total Assets of the Company;

(10) Refinancing Indebtedness;

(11) Indebtedness represented by guarantees by the Company or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under the Indenture;

(12) Indebtedness of the Company or any Restricted Subsidiary consisting of guarantees, indemnities, earn-outs or obligations in respect of purchase price adjustments in connection with the acquisition or disposition of assets or Capital Stock of a Restricted Subsidiary;

(13) Indebtedness incurred by a Receivables Entity in a Qualified Receivables Transaction that is not recourse to the Company or any other Restricted Subsidiary (except for Standard Securitization Undertakings);

(14) Indebtedness of the Company and the Guarantors, if any, in aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(15) Indebtedness of non-Guarantor Restricted Subsidiaries in aggregate principal amount not to exceed $50.0 million at any one time outstanding;

(16) Indebtedness in respect of Permitted Tax Abatement Transactions in aggregate principal amount not to exceed 7.5% of Total Assets of the Company at any one time outstanding; and

(17) Indebtedness of a Restricted Subsidiary existing at the time such Restricted Subsidiary was acquired by the Company or a Restricted Subsidiary (other than Indebtedness incurred in contemplation of, or in connection with, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of, or was otherwise acquired by, the Company or a Restricted Subsidiary); provided, however, that on the date that such Restricted Subsidiary is acquired by the Company or a Restricted Subsidiary, the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under the caption “— Limitation on Incurrence of Additional Indebtedness” after giving effect to the incurrence of such Indebtedness pursuant to this clause (17).

For purposes of determining compliance with the “Limitation on Incurrence of Additional Indebtedness” covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (17) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, the Company shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with such covenant; provided that Indebtedness under the ABL Facility Agreement which is in existence or committed to on or prior to the Issue Date, and any renewals, extensions, refundings, refinancing or replacements thereof, will be deemed to have been incurred on such date under clause (2), and the Company will not be permitted to reclassify any portion of such Indebtedness thereafter. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “Limitation on Incurrence of Additional Indebtedness” covenant. In addition, for purposes of determining any particular amount of Indebtedness under this covenant, guarantees, Liens or letter of credit obligations supporting Indebtedness otherwise included in the determination of such particular amount shall not be included so long as incurred by a Person that could have incurred such Indebtedness.

Notwithstanding any other provision of the “Limitation on Incurrence of Additional Indebtedness” covenant, with respect to any U.S. dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the U.S. dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

“Permitted Investments” means:

(1) Investments by the Company or any Restricted Subsidiary of the Company (other than Investments in the form of the transfer of Notes Priority Collateral to a Restricted Subsidiary that is not a Guarantor except to the extent such Notes Priority Collateral consists of Capital Stock or intercompany debt of a Foreign Subsidiary) in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Company or that will merge or consolidate into the Company or a Restricted Subsidiary of the Company;

(2) Investments in the Company by any Restricted Subsidiary of the Company; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Company’s obligations under the Notes and the Indenture;

(3) Investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $5.0 million at any one time outstanding;

(5) Hedging Obligations entered into for bona fide hedging purposes and not for speculation and otherwise in compliance with the Indenture;

(6) Investments received in compromise of or resolution of (a) obligations of trade creditors or customers, including in any plan of reorganization or similar arrangement upon the bankruptcy, insolvency, reorganization, workout or recapitalization of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers or (b) litigation, arbitration or other disputes with Persons who are not Affiliates of the Company or any of its Subsidiaries;

(7) Investments acquired by the Company or its Restricted Subsidiaries as a result of non-cash consideration received in connection with an Asset Sale made in compliance with the “Limitation on Asset Sales” covenant;

(8) Investments represented by guarantees that are otherwise permitted under the Indenture;

(9) Investments the payment for which is Qualified Capital Stock of the Company;

(10) lease, utility and other similar deposits in the ordinary course of business;

(11) Investments existing on the Issue Date and any Investment consisting of an extension, modification or renewal of any such Investment existing on the Issue Date; provided that such extension, modification or renewal does increase the amount of such Investment as in effect on the Issue Date;

(12) Investments resulting from the acquisition of a Person that at the time of such acquisition held instruments constituting Investments that were not acquired in contemplation of the acquisition of such Person;

(13) Investments by the Company or a Restricted Subsidiary in a Receivables Entity or any Investment by a Receivables Entity in any other Person, in each case, in connection with a Qualified Receivables Transaction;

(14) Investments in respect of Permitted Tax Abatement Transactions in an aggregate amount not to exceed 7.5% of Total Assets of the Company at any one time outstanding; and

(15) other Investments in an aggregate amount not to exceed $75.0 million at any one time outstanding (with each Investment being valued as of the date made and without regard to subsequent changes in value); provided, however, that if an Investment pursuant to this clause (15) is made in any Person that is not a Restricted Subsidiary of the Company at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above, and shall cease to have been made pursuant to this clause (15).

The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced:

(a) upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Company or any Restricted Subsidiary (to the extent not included in the computation of Consolidated Net Income); and

(b) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

“Permitted Liens” means the following types of Liens:

(1) Liens existing and in effect as of the Issue Date;

(2) Liens securing the ABL Obligations or any Obligations under any other Credit Facility, in each case, incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(3) Liens securing the Notes issued on the Issue Date and the Exchange Notes, if any, issued in exchange for Notes issued on the Issue Date and, in each case, the Guarantees of such Notes and Exchange Notes, if any, including, without limitation, Liens created by the Security Documents in respect of such Notes and Exchange Notes, if any;

(4) Liens in favor of the Company or a Restricted Subsidiary of the Company on assets of any Restricted Subsidiary of the Company;

(5) Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under the Indenture and which has been incurred in accordance with the provisions of the Indenture; provided, however, that such Liens: (i) are not materially less favorable to the Holders on the whole than the Liens in respect of the Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

(6) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Company or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP and such proceedings have the effect of preventing the forfeiture or sale of the assets subject to any such Lien;

(7) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof and such proceedings have the effect of preventing the forfeiture or sale of the assets subject to any such Lien;

(8) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(9) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(10) any interest or title of a lessor under any Capitalized Lease Obligation; provided that such Liens do not extend to any property or assets which are not leased property subject to such Capitalized Lease Obligation;

(11) Liens securing Purchase Money Indebtedness incurred in accordance with this Indenture; provided, however, that (a) such Purchase Money Indebtedness shall not exceed the purchase price or other cost of such property, equipment or improvement and shall not be secured by any property or equipment of the Company or any Restricted Subsidiary of the Company other than the property and equipment so acquired, constructed or improved and (b) the Lien securing such Purchase Money Indebtedness shall be created within 90 days of such acquisition, construction or improvement;

(12) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and setoff;

(14) Liens securing Hedging Obligations entered into for bona fide hedging purposes and not for speculation;

(15) Liens securing Acquired Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company; and

(b) such Liens do not extend to or cover any property or assets of the Company or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Company or a Restricted Subsidiary of the Company and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Company or a Restricted Subsidiary of the Company;

(16) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Company and its Restricted Subsidiaries;

(17) Liens on Receivables and Related Assets transferred to a Receivables Entity or on assets of a Receivables Entity, in either case, incurred in connection with a Qualified Receivables Transaction;

(18) survey exceptions, ground leases, encumbrances, easements or reservations of, or rights of others for, licenses, environmental monitoring, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or building codes or other restrictions as to the use of real property, including, without limitation, restrictions or encumbrances on subsurface mineral, oil and gas rights, in each case, that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of the properties affected thereby or materially impair their use in the operation of the business of the Company and the Restricted Subsidiaries taken as a whole;

(19) Liens securing Indebtedness incurred pursuant to clause (15) of the definition of “Permitted Indebtedness”;

(20) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business;

(21) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(22) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(23) Liens securing Indebtedness or any other obligation in an amount which, together with the aggregate outstanding amount of all other Indebtedness and other obligations secured by Liens incurred pursuant to this clause (23), does not exceed $20.0 million;

(24) Liens securing Permitted Additional Pari Passu Obligations permitted to be incurred under the covenant described under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness”;

(25) the non-recourse pledge by the Company or any Restricted Subsidiary of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary held by the Company or such Restricted Subsidiary to secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(26) Liens on property of a Person existing at the time such Person is acquired by or merged with or into or consolidated with the Company or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person acquired by or merged into or consolidated with the Company or such Restricted Subsidiary;

(27) Liens arising out of Permitted Tax Abatement Transactions otherwise permitted by the Indenture; provided that such Liens only apply to the property or assets that are the subject of such Permitted Tax Abatement Transactions;

(28) Liens on Government Grant Property; provided that such Liens only apply to such Government Grant Property;

(29) Liens of a collection bank arising under Section 4-210 of the UCC on items in the ordinary course of collection;

(30) Liens securing Indebtedness of the Company or any Guarantor permitted to be incurred under the covenant described under the caption “— Certain Covenants — Limitation on Incurrence of Additional Indebtedness;” provided that (i) immediately after giving effect to the incurrence of such Indebtedness, the Consolidated Secured Leverage Ratio of the Company and its Restricted Subsidiaries would be less than or equal to 3.50:1.0 and (ii) such Liens are junior in priority to the Note Liens and the ABL Liens; and

(31) Liens listed on Schedule B to each mortgagee title insurance policy delivered to the Collateral Agent in accordance with the Indenture or the Security Documents with respect to each Mortgaged Property.

“Permitted Tax Abatement Transactions” means a transaction between the Company or any of its Restricted Subsidiaries, on the one hand, and a Related Municipal Party, on the other hand, entered into for the purposes of reducing certain of the Company’s or such Restricted Subsidiary’s tax liabilities through (i) the issuance by such Related Municipal Party of industrial revenue bonds or other similar tax-exempt securities, (ii) the transfer to such Related Municipal Party of title to real property, equipment or other related assets of the Company or such Restricted Subsidiary, (iii) the granting to such Related Municipal Parties of liens on real property, equipment or other related assets of the Company or such Restricted Subsidiary, (iv) the sale to and leaseback from such Related Municipal Party of real property, equipment or other related assets of the Company or such Restricted Subsidiary or (v) any combination of the foregoing or through arrangements similar thereto, in each case, so long as the Company or such Restricted Subsidiary (x) may upon not more than 90 days’ notice obtain title from such Related Municipal Party to such real property, equipment or other assets free and clear of any Liens (other than Permitted Liens) by paying a nominal fee or the amount of any taxes (or any portion thereof) that would have otherwise been due and payable had such transaction not been terminated, by canceling issued bonds, if any, or otherwise terminating or unwinding such transaction, as the case may be and (y) in no event shall be liable (including though the payment of fees, penalties or other amounts), in connection therewith for any amount in excess of the amount by which such transaction has reduced such tax liabilities.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company and its Restricted Subsidiaries incurred in the ordinary course of business for the purpose of financing all or any part of the purchase price, or the cost of design, installation, construction or improvement, of property or equipment (whether through the direct acquisition of assets or the acquisition of Capital Stock of any Person).

“Purchase Money Note” means a promissory note of a Receivables Entity evidencing the deferred purchase price of Receivables (and Related Assets) and/or a line of credit, which may be irrevocable, from the Company or any Restricted Security in connection with a Qualified Receivables Transaction with a Receivables Entity, which deferred purchase price or line is repayable from cash available to the Receivables Entity, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated Receivables.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Qualified Equity Offering” means the issuance or sale of Qualified Capital Stock of the Company (other than an issuance or sale to a Subsidiary of the Company).

“Qualified Receivables Transaction” means any transaction or series of transactions that may be entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries may sell, convey, contribute, or otherwise transfer to (1) a Receivables Entity (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (2) any other Person (in the case of a transfer by a Receivables Entity), or may grant a security interest in, any Receivables (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and all Related Assets.

“Receivable” means a right to receive payment arising from a sale or lease of goods or the performance of services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit and shall include, in any event, any items of property that would be classified as an “account,” “chattel paper,” “payment intangible” or “instrument” under the Uniform Commercial Code as in effect in the State of New York and any “supporting obligations” as so defined.

“Receivables Entity” means a Wholly Owned Subsidiary (or another Person in which the Company or any Restricted Subsidiary makes an Investment and to which the Company or any Restricted Subsidiary transfers Receivables and Related Assets) which engages in no activities other than in connection with the financing of Receivables and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Entity:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which:

(a) is guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of Obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings);

(b) is recourse to or obligates the Company or any Restricted Subsidiary in any way other than pursuant to Standard Securitization Undertakings; or

(c) subjects any property or asset of the Company or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(2) with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding (except in connection with a Purchase Money Note or Qualified Receivables Transaction) other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Company, other than fees payable in the ordinary course of business in connection with servicing Receivables; and

(3) to which neither the Company nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution of the Company giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Company or any Restricted Subsidiary of the Company of Indebtedness incurred in accordance with the “Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (11), (12), (13), (14), (15) or (16) of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) if the Indebtedness being refinanced has a stated maturity earlier than the maturity date of the Notes, a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if such Indebtedness being Refinanced is Indebtedness solely of the Company (and is not otherwise guaranteed by a Restricted Subsidiary of the Company), then such Refinancing Indebtedness shall be Indebtedness solely of the Company and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes or any Guarantee, if any, then such Refinancing Indebtedness shall be subordinate to the Notes or any such Guarantee, as the case may be, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the Registration Rights Agreement to be dated the Issue Date by and among the Company and the initial purchasers, as amended, supplemented or modified from time to time, and any similar agreement entered into in connection with the issuance of any Additional Notes.

“Related Assets” means, with respect to any Receivable in connection with any Qualified Receivables Transaction, all right, title, and interest in and to: (a) such Receivable and the proceeds thereof; (b) any collateral, security agreement, security interest, financing statement, and any other document securing or perfecting any security interest in and to such Receivable; (c) all contracts and contract rights, purchase orders, and other documentation evidencing, executed and delivered in connection with, governing, or relating to such Receivable; (d) any guarantees, indemnities, warranties, or other obligations of any Person in respect of such Receivable; (e) goods, the sale, lease, transfer, or other disposition of which gave rise to such Receivable, including, without limitation, all rights to such goods which are repossessed, returned, or replevined, all rights to redirect shipment or of stoppage in transit, and all proceeds of insurance relating to such goods; (f) insurance policies or guarantees which insure or guarantee payment of such Receivable, including, without limitation, all rights to any proceeds thereof or payments thereunder and all rights with respect to the administration of claims made thereunder; and (g) all other assets, rights, and properties relating to such Receivable which are customarily transferred, or in respect of which security interests are customarily granted, in connection with transactions which constitute Qualified Receivables Transactions.

“Related Municipal Party” means any governmental entity party to a Permitted Tax Abatement Transaction and, if applicable, any trustee with respect to such Permitted Tax Abatement Transaction.

“Replacement Assets” means (1) properties or assets to replace the properties or assets that were the subject of an Asset Sale, (2) properties and assets that will be used in a Permitted Business or (3) Capital Stock of a Person, the principal portion of whose assets consist of such property or assets; provided that in the case of a sale of Notes Priority Collateral such replacement properties or assets constitute Notes Priority Collateral.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary. Unless otherwise specified “Restricted Subsidiary” refers to a Restricted Subsidiary of the Company.

“Rights Plan” means the rights plan adopted by the Board of Directors of the Company on December 5, 2008, the terms and conditions of which are set forth in the Rights Agreement, dated as of December 6, 2008, by and between Exide Technologies and American Stock Transfer & Trust Company LLC, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms and conditions thereof.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto, and the rules and regulations of the Commission.

“Security Documents” means the Security Agreement, the Mortgages, the Intercreditor Agreement and all of the security agreements, pledges, collateral assignments, mortgages, deeds of trust, trust deeds or other instruments evidencing or creating or purporting to create any security interests in favor of the Collateral Agent for its benefit and for the benefit of the Trustee and the Holders and the holders of any Permitted Additional Pari Passu Obligations, in all or any portion of the Collateral, as amended, modified, restated, supplemented or replaced from time to time.

“Senior Secured Note Documents” means the Indenture, the Notes, the Exchange Notes, the Guarantees (including any Guarantees related to the Exchange Notes), if any, and the Security Documents.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a significant subsidiary set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary of the Company which are reasonably customary in Qualified Receivables Transactions.

“Subordinated Indebtedness” means Indebtedness of the Company or any Guarantor that is subordinated or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Company or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

“Total Assets” means, with respect to any Person, the aggregate of all assets of such Person and its Restricted Subsidiaries as would be shown on the consolidated balance sheet of such Person.

“Transactions” means, collectively, any or all of the following: (a) the entry into the Indenture and the Registration Rights Agreement on the Issue Date and the offer and issuance of the Notes; (b) the entry into the ABL Facility Agreement on the Issue Date and incurrence of Indebtedness thereunder by one or more of the Company and Exide C.V. and their respective Subsidiaries; (c) the redemption, repurchase, defeasance or other acquisition of the 2013 Senior Notes; (d) the use of all of the proceeds to Refinance outstanding Indebtedness of Exide C.V. and its Subsidiaries; and (e) all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

“Treasury Rate” means, with respect to any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from such redemption date to February 1, 2015; provided, however, that if the period from such redemption date to February 1, 2015 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given; except that if the period from such redemption date to February 1, 2015 is less than one year, the weekly average yield on actively traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trust Monies” means all cash and Cash Equivalents received by the Trustee or Collateral Agent:

(1) upon the release of Collateral from the Lien of the Indenture or the Security Documents, including all Net Cash Proceeds and Net Loss Proceeds;

(2) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Security Documents or otherwise; or

(3) for application as provided in the relevant provisions of the Indenture or any Security Document or for which disposition is not otherwise specifically provided in the Indenture or in any Security Document;

provided, however, that Trust Monies shall in no event include (i) any property deposited with the Trustee for any redemption, defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes and any Permitted Additional Pari Passu Obligations pursuant to a Net Proceeds Offer or Event of Loss Offer or in accordance with the terms of the Indenture, (ii) any cash received or applicable by the Trustee or Collateral Agent in payment of its fees, indemnities and expenses or (iii) prior to the Discharge of ABL Obligations, any amounts attributable to ABL Priority Collateral.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Collateral Agent’s security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other that the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Company certifies to the Trustee that such designation complies with the “Limitation on Restricted Payments” covenant; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Company or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with the “Limitation on Restricted Payments” covenant, the portion of the fair market value of the net assets of such Subsidiary of the Company at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the “Limitation on Restricted Payments” covenant.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Company is able to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the “Limitation on Incurrence of Additional Indebtedness” covenant; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly Owned Subsidiary of such Person.

REGISTRATION RIGHTS

The Issuer entered into a registration rights agreement with the initial purchasers of the old notes on January 25, 2011, pursuant to which the Issuer agreed, for the benefit of the holders of the old notes, that the Issuer will, at its own expense, (i) use its commercially reasonable efforts to cause to be filed with the SEC, as soon as practicable after the issue date, a registration statement, or the exchange offer registration statement, with respect to a registered exchange offer, or the exchange offer, to exchange the old notes for new notes registered under the Securities Act with terms substantially identical to those of the old notes (except for provisions relating to transfer restrictions and payment of additional interest (as defined below)), (ii) use its commercially reasonable efforts to cause the exchange offer registration statement to become or be declared effective by the SEC under the Securities Act at the earliest possible time (but in no event later than 240 days after the issue date), and (iii) use its commercially reasonable efforts to consummate the exchange offer on the earliest practicable date after the exchange offer registration statement has become effective (but in no event later than 270 days after the issue date). Once the exchange offer registration statement has been declared effective, the Issuer will offer the new notes in exchange for surrender of the old notes. The exchange offer will be kept open for at least 20 business days (or longer if required by applicable law) after the date that notice of the exchange offer is mailed to holders of the old notes. For each old note surrendered pursuant to the exchange offer, the holder who surrendered such old note will receive a new note having a principal amount equal to that of the surrendered old note. Interest on each new note will accrue from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or, if no interest has been paid on such old note, from the issue date.

Under existing SEC interpretations contained in several no-action letters to third parties, the new notes will be freely transferable by holders thereof (other than affiliates of the Issuer) after the exchange offer without further registration under the Securities Act; provided, however, that (A) each holder that wishes to exchange its old notes for new notes will be required to represent that (i) it is not an “affiliate” (as defined in Rule 144 under the Securities Act and as such term is interpreted by the SEC) of the Issuer, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution (within the meaning of the Securities Act) of the new notes and (iii) it is acquiring the new notes in its ordinary course of business and (B) participating broker-dealers, receiving new notes in the exchange offer will have a prospectus delivery requirement with respect to resales of such new notes. The Issuer will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by the participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes.

If (i) the Issuer is not required to file an exchange offer registration statement or to consummate the exchange offer because the exchange offer is not permitted by applicable law or the SEC, (ii) for any reason the exchange offer is not consummated within 270 days after the issue date or (iii) in certain circumstances, certain holders so request, then in each case the Issuer will, at its sole expense, (a) as soon as practicable (but in no event later than 60 days after so required or requested in accordance with the above), file with the SEC a registration statement, or a “resale registration statement,” covering resales of the old notes, (b) use its commercially reasonable efforts to cause the resale registration statement to become or be declared effective by the SEC under the Securities Act at the earliest possible time (but in no event later than 150 days after so required or requested to file such resale registration statement in accordance with the above), and (c) use its commercially reasonable efforts to keep effective the resale registration statement until the earlier of one year after the effective date of the resale registration statement or such time as all of the applicable old notes have been sold thereunder. Under certain circumstances, the Issuer may suspend the availability of the resale registration statement for certain periods of time.

The Issuer will, in the event that a resale registration statement is filed, provide to each holder copies of the prospectus that is a part of the resale registration statement, notify each such holder when the resale registration statement for the old notes has become effective and take certain other actions as are required to permit unrestricted resales of the old notes. A holder that sells old notes pursuant to the resale registration statement generally would be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities

Act in connection with such sales and will be bound by the provisions of the registration rights agreement that are applicable to such a holder (including certain indemnification rights and obligations).

If (i) the exchange offer registration statement or resale registration statement is not declared effective on or prior to the date specified for such effectiveness in the registration rights agreement (unless the exchange offer is not permissible under applicable law or SEC policy), (ii) if required to be filed, the resale registration statement is not filed on or prior to the date specified in the registration rights agreement, (iii) the exchange offer is not consummated within 270 calendar days after the issue date, or (iv) following effectiveness of the exchange offer registration statement or resale registration statement, such registration statement ceases to remain effective or otherwise available (each such event referred to in clauses (i) through (iv) above, a “registration default”), then the interest rate borne by the old notes will be increased by 0.25% per annum, such increase is referred to as the “additional interest,” during the 90-day period immediately following the occurrence of any registration default and will increase by 0.25% per annum at the beginning of each subsequent 90-day period, up to a maximum of 1.00% per annum. Following the cure of all registration defaults, the accrual of additional interest will cease. No additional interest shall be payable in respect of any old note following the date on which such old note no longer constitutes a “Transfer Restricted Note” (as defined in the registration rights agreement).

This summary of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the complete provisions of the registration rights agreement, a copy of which we will make available to holders of notes upon request.

BOOK ENTRY, DELIVERY AND FORM

The Global Notes

The new notes to be issued in exchange for outstanding old notes will be issued only in fully registered form, without interest coupons, which we refer to as the global notes.

Upon issuance, each of the global notes will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which we refer to as DTC participants, or persons who hold beneficial interests through DTC participants.

We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Exchanges Among the Global Notes

Beneficial interests in one global note of a series may generally be exchanged for interests in another global note of the same class.

A beneficial interest in a global note that is transferred to a person who takes delivery through another global note will, upon transfer, become subject to any transfer restrictions and other procedures applicable to beneficial interests in the other global note.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the initial purchasers of the old notes; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture.

Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations relating to the exchange of unregistered old notes for registered new notes pursuant to the exchange offer and the ownership and disposition of the new notes. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations thereunder, administrative rulings and pronouncements and judicial decisions, all as in effect on the date of this prospectus and all subject to change or differing interpretations, possibly with retroactive effect. The summary is limited to beneficial owners of old notes that have held the old notes, and will hold the new notes, as “capital assets” within the meaning of section 1221 of the Code.

This summary does not address all of the tax considerations relevant to a beneficial owner in light of its particular circumstances or to beneficial owners that are subject to special rules, such as financial institutions, banks, thrift institutions, real estate investment trusts, personal holding companies, regulated investment companies, insurance companies, tax-exempt entities, retirement plans, entities or arrangements classified as partnerships for U.S. federal income tax purposes, brokers and dealers in securities or currencies, traders in securities that elect to use a mark-to-market method of tax accounting, persons that hold the old notes or new notes in a “straddle” or as part of a “hedging,” “conversion” or constructive sale or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or who hold the old notes or new notes through a foreign entity or a foreign account, and persons who have ceased to be citizens or residents of the United States. Further, we do not address the U.S. federal estate and gift or alternative minimum tax consequences of the exchange offer or of the ownership and disposition of the new notes, or any state, local, foreign or other tax consequences of the exchange offer or of the ownership and disposition of the new notes.

This summary is not binding on the IRS. We have not sought, and will not seek, any ruling from the IRS with respect to the statements made in this summary, and there can be no assurance that the IRS will not take a position contrary to these statements or that a contrary position taken by the IRS would not be sustained by a court. You are urged to consult your own tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax considerations arising under the laws of any state, local or foreign taxing jurisdiction or under any applicable income tax treaty.

Exchange of Old Notes for New Notes

The exchange of an old note for a new note pursuant to the exchange offer (described under “The Exchange Offer”) will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, a holder will not recognize any gain or loss upon the receipt of a new note pursuant to the exchange offer. The holding period for such a new note will include the holding period for the old note exchanged pursuant to the exchange offer, and the initial tax basis in such a new note will be the same as the adjusted tax basis in the old note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of a new note received pursuant to the exchange offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an old note.

Certain Additional Payments

It is possible that the IRS could assert that the additional interest which we would have been obligated to pay if the exchange offer registration statement were not filed or declared effective within the applicable time periods was a contingent payment for purposes of the original issue discount, or OID, rules. It is also possible that the IRS could assert that the payment by us of 101% of the face amount of any note purchased by us at the holder’s election after a change of control, as described above under the heading “Description of Notes — Change of Control,” is a contingent payment for purposes of the OID rules. If any such payment is treated as a contingent payment, the notes may be treated as contingent payment debt instruments, in which case the timing and amount of income inclusions and the character of income recognized may be different from the consequences described herein. The Treasury Regulations regarding debt instruments that provide for one or more contingent payments state that, for purposes of determining whether a debt instrument is a contingent payment debt instrument, remote or incidental contingencies are ignored. We believe that the possibility of our making any of the above payments was and is remote and, accordingly, we will not treat the notes as contingent payment debt instruments. Our treatment will be binding on all holders, except a holder that discloses its differing treatment in a statement attached to its timely filed U.S. federal income tax return for the taxable year during which the note was acquired. However, our treatment is not binding on the IRS. If the IRS were to challenge our treatment, a holder might be required to accrue income on the notes in excess of stated interest and to treat as ordinary income, rather than capital gain, any gain recognized on the disposition of the notes before the resolution of the contingencies. In any event, if we actually make any such payment, the timing, amount and character of a holder’s income, gain or loss with respect to the notes may be affected. The remainder of this discussion assumes that the notes will not be contingent payment debt instruments.

Tax Considerations for U.S. Holders

This subsection describes the U.S. federal income tax considerations relating to the ownership and disposition of new notes for a U.S. holder. For purposes of this summary, “U.S. holder” means a beneficial owner of new notes that is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust, if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds new notes, the tax treatment of a partner in the partnership will generally depend upon the partner’s status and the activities of the partnership. If you are an entity or arrangement treated as a partnership for U.S. federal income tax purposes (or if you are a partner in such a partnership), you are urged to consult your own tax advisors about the U.S. federal income tax considerations relating to owning and disposing of the new notes.

Payments of Stated Interest

You will generally be required to include stated interest in income as ordinary income at the time the interest is received or accrued, according to your method of tax accounting.

Amortizable Bond Premium

If you purchased an old note for an amount that is greater than the sum of all remaining payments on the note other than stated interest, you will be treated as having purchased the note with “amortizable bond premium” in an amount equal to such excess. Amortizable bond premium on old notes should carry over to the new notes received in exchange therefor. A U.S. holder may elect to amortize this premium using a constant yield method over the term of the notes and generally may offset interest in respect of the note otherwise required to be included in income by the amortized amount of the premium for the taxable year. A U.S. holder that elects to amortize bond premium must reduce its tax basis in its note by the amount of the premium amortized in any taxable year. An election to amortize bond premium is binding once made and applies to all bonds held by the holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired. You are urged to consult your own tax advisor concerning the computation and amortization of any bond premium on your new notes.

Market Discount

If you purchased an old note for an amount that is less than its stated principal amount, you will be treated as having purchased the note with “market discount” unless the discount is less than a specified de minimis amount. Market discount on old notes should carry over to the new notes received in exchange therefor. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of an new note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s acquisition of the note to the maturity date of the note, unless the U.S. holder made an election to accrue market discount on a constant yield basis. Accrued market discount on old notes that has not previously been included in income by a U.S. holder should carry over to the new notes received in exchange therefor. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date or certain earlier dispositions. A U.S. holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described above regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for U.S. federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

Sale, Exchange or Other Taxable Disposition of the New Notes

You will generally recognize gain or loss upon the sale, exchange, redemption, repurchase or other taxable disposition of a new note equal to the difference between (1) the amount of cash proceeds and the fair market value of any property received (other than amounts representing accrued but unpaid interest, which, if not previously taxed, will be taxable as such) and (2) your adjusted tax basis in the new note. Your adjusted tax basis in a new note will, in general, be your cost for the old note.

Subject to the market discount rules described above under the heading “— Market Discount,” any gain or loss you recognize generally will be capital gain or loss and generally will be long-term capital gain or loss if your holding period is more than one year at the time of sale, exchange, redemption, repurchase or other taxable disposition. Long-term capital gains of individuals and other non-corporate taxpayers are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Medicare Tax

Recent legislation requires certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, interest on and capital gains from the sale or other disposition of the new notes for taxable years beginning after December 31, 2012. You should consult your own tax advisor regarding the effect, if any, of this legislation on your ownership and disposition of the new notes.

Tax Considerations for Non-U.S. Holders

This subsection describes the U.S. federal income tax considerations relating to the ownership and disposition of new notes for a non-U.S. holder. For purposes of this summary, a “non-U.S. holder” is a beneficial owner of new notes that is, for U.S. federal income tax purposes:

•	an individual who is classified as a nonresident alien;

•	a foreign corporation; or

•	a foreign estate or trust.

A “non-U.S. holder” does not include a beneficial owner who is an individual present in the United States for 183 days or more in the taxable year of the disposition of new notes and who is not otherwise a resident of the United States for U.S. federal income tax purposes. If you are such a holder, you should consult your own tax advisor regarding the U.S. federal income tax consequences of the sale, exchange or other disposition of the new notes.

Payments of Interest

If you are a non-U.S. holder, you will generally not be subject to U.S. federal income tax or the 30% U.S. federal withholding tax on interest paid on the new notes so long as that interest is not effectively connected with your conduct of a trade or business within the United States (or, if an income tax treaty applies, is not attributable to a permanent establishment maintained by you in the United States), provided that:

•	you do not (directly or indirectly, actually or constructively) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in Section 881(c)(3)(A) of the Code; and

•	you provide the applicable withholding agent with, among other things, your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)).

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Sale, Exchange or Other Taxable Disposition of the New Notes

Subject to the discussion of backup withholding below, you will generally not be subject to U.S. federal income or withholding tax on any gain recognized on the sale, exchange, redemption, repurchase or other taxable disposition of a new note, unless that gain is effectively connected with the conduct by you of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by you in the United States).

Interest or Gain Effectively Connected with a U.S. Trade or Business

If you are engaged in a trade or business in the United States and interest on a new note or gain recognized from the sale, exchange, redemption, repurchase or other taxable disposition of a new note is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment maintained by you in the United States), you will generally be subject to U.S. federal income tax (but not the 30% U.S. federal withholding tax if you provide an IRS Form W-8ECI with respect to interest as described above) on that interest or gain on a net income basis in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a “branch profits tax” equal to 30% (or lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States. For this purpose, interest and gain effectively connected with your trade or business in the United States will be included in the earnings and profits of a foreign corporation.

Backup Withholding and Information Reporting

If you are a U.S. holder, information reporting requirements generally will apply to all payments we make to you and the proceeds from a sale of new notes, unless you are an exempt recipient. If you fail to supply your correct taxpayer identification number, under-report your tax liability or otherwise fail to comply with applicable U.S. information reporting or certification requirements, the IRS may require us to backup withhold U.S. federal income tax at the applicable backup withholding rate (currently 28%) from those payments.

Generally, interest payments on the new notes to non-U.S. holders and any U.S. federal withholding tax deducted from such payments must be reported annually to the IRS and to the non-U.S. holders. As a non-U.S. holder, you generally will not be subject to backup withholding and information reporting with respect to payments that we make to you provided that we do not have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) and you have given us the certification described under the heading “— Tax Considerations for Non-U.S. Holders — Payments of Interest” above. In addition, if you are a non-U.S. holder, you will not be subject to backup withholding and information reporting with respect to the proceeds from a sale of the new notes within the United States or conducted through certain U.S.-related financial intermediaries, if the payor receives the certification described under the heading “— Tax Considerations for Non-U.S. Holders — Payments of Interest” above and does not have actual knowledge or reason to know that you are a U.S. person (as defined under the Code) or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prevailing market prices at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Until the earlier of 180 days after the date the registration statement becomes effective and the date on which a broker-dealer is no longer required to deliver a prospectus in connection with market-making or other trading activities, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers, and will indemnify certain Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Based on interpretations by the staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-111 Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an “affiliate” of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	such new notes are acquired in the ordinary course of business;

•	at the time of the commencement of the exchange offer such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

•	such holder is not engaged in and does not intend to engage in a distribution of such new notes.

We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offer, and there can be no assurance that the staff would make a similar determination with respect to the new notes as it has in such no-action letters.

An affiliate of the Trustee and collateral agent, Wells Fargo Securities, LLC, served as the sole lead arranger, a joint bookrunner, and agent with respect to the offering of the notes.

LEGAL MATTERS

The validity of the new notes offered by this prospectus is being passed upon for us by Jones Day, Chicago, Illinois.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2011 have been so incorporated in reliance on the report of PricewatherhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$675,000,000

Exide Technologies

8 5/8% Senior Secured Notes due 2018

PROSPECTUS